Execution Version

EXHIBIT 2.1

THE PERSONS LISTED ON EXHIBIT A HERETO

collectively, as Sellers

AND

INDUSTRIAL GROWTH PARTNERS V AIV L.P.

as Agent

AND

solely for the purposes of Sections 2.9, 2.10(e) and 2.11

1185641 B.C. LTD.

AND

TIW CANADA ULC

as Purchaser

AND

solely for the purposes of the Guarantor Provisions

DRIL-QUIP, INC.

as Guarantor

SHARE PURCHASE AGREEMENT

Dated as of July 31, 2023

TABLE OF CONTENTS

Article 1 INTERPRETATION		1
1.1	Defined Terms.	1
1.2	Other Defined Terms.	13
1.3	Headings, etc.	14
1.4	Currency and Payment Obligations.	14
1.5	Time Reference.	14
1.6	Certain Expressions, etc.	14
1.7	Knowledge.	14
1.8	Accounting Terms.	15
1.9	Statutory and Agreement References.	15
1.10	Computation of Time Periods.	15
1.11	Legal Representation; No Presumption Against Party that Stipulated the Obligation.	15
1.12	Incorporation of Exhibits and Schedules.	15
Article 2 CLOSING; PURCHASED SHARES AND PURCHASE PRICE		16
2.1	Date, Time and Place of Closing.	16
2.2	Purchase and Sale.	16
2.3	Deliveries to Purchaser.	16
2.4	Deliveries to Sellers.	17
2.5	Purchase Price.	18
2.6	Payments at Closing.	18
2.7	Adjustment of Purchase Price.	18
2.8	Repayment of Indebtedness and Sellers' Transaction Expenses.	22
2.9	Treatment of Options.	22
2.10	Earn-Out Amount.	23
2.11	Termination of Shareholders' Agreement.	26
2.12	Tax Withholding.	26
Article 3 REPRESENTATIONS AND WARRANTIES OF SELLERS		26
3.1	Representations and Warranties of Sellers as to Sellers.	26
3.2	Representations and Warranties of Sellers as to the Acquired Companies.	28
3.3	Disclaimer of Sellers.	45
3.4	Disclosure Letter.	45
Article 4 REPRESENTATIONS AND WARRANTIES OF PURCHASER		45
4.1	Representations and Warranties of Purchaser.	45
Article 5 COVENANTS		47
5.1	Books and Records.	47
5.2	Further Assurances.	47
5.3	Representation and Warranty Insurance.	47
5.4	Tax Matters.	48
5.5	Director and Officer Indemnification.	49
5.6	Transferred Personal Information.	50
5.7	Termination of Related Party Agreements.	51
5.8	Confidentiality.	51
Article 6 SURVIVAL; INDEMNIFICATION		51
6.1	Survival and Limitation of Representations and Warranties.	51
6.2	Indemnities of Sellers.	52

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6.3	Indemnification Procedures.	52
6.4	Indemnification Payments.	54
Article 7 MISCELLANEOUS		55
7.1	Conflicts and Privilege.	55
7.2	Notices.	55
7.3	Specific Performance.	56
7.4	Time of the Essence.	56
7.5	Announcements.	56
7.6	Third Party Beneficiaries.	57
7.7	Expenses.	57
7.8	Appointment of Agent.	57
7.9	Amendments.	58
7.10	Waiver.	59
7.11	Non-Merger.	59
7.12	Entire Agreement.	59
7.13	Successors and Assigns.	59
7.14	Assignment.	59
7.15	Inconsistency.	59
7.16	Severability.	60
7.17	Governing Law.	60
7.18	Waiver of Jury Trial.	60
7.19	Counterparts.	60
7.20	No Recourse.	60
7.21	Guarantee.	60

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SHARE PURCHASE AGREEMENT

Share Purchase Agreement dated July 31, 2023 among the Persons listed on Exhibit A hereto, (collectively, "Sellers"), Industrial Growth Partners V AIV L.P., in its capacity as Agent (as hereinafter defined), solely for the purposes of Sections 2.9, 2.10(e) and 2.11, 1185641 B.C. Ltd., a British Columbia corporation (“Corporation”), TIW Canada ULC, an unlimited liability company governed by the Laws of Alberta ("Purchaser"), and, solely for the purposes of the Guarantor Provisions (as hereinafter defined), Dril‑Quip, Inc., a Delaware corporation (“Guarantor”).

WHEREAS, Sellers are the registered and beneficial owners of the Class A common shares, Class B common shares and Class C earn-out shares in the capital of Corporation (the "Purchased Shares") as set out in Schedule 3.1(f)(ii) of the Disclosure Letter;

WHEREAS, Sellers wish to sell to Purchaser, and Purchaser wishes to purchase from Sellers, the Purchased Shares upon the terms and subject to the conditions set forth herein;

WHEREAS, the transactions contemplated by this Agreement (as defined below) shall be consummated on the same date as the execution of this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Purchaser's willingness to enter into this Agreement, each of the Key Employees and Corporation have executed and delivered to Agent, and Agent has delivered to Purchaser an Employment Agreement (each an "Employment Agreement"), each of which shall be effective as of Closing.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, Sellers and Purchaser hereby agree as follows:

Article 1
INTERPRETATION

1.1 Defined Terms.

As used in this Agreement, the following terms have the following meanings:

(a) "2024 Earn-Out Period" means the 12-month period ending on May 31, 2024.

(b) "2025 Earn-Out Period" means the 12-month period ending on May 31, 2025.

(c) "Accounting Principles" means (i) methodologies, practices, estimation techniques, assumptions and principles applied on a consistent basis as set forth in Exhibit C hereto with the sample calculation of Working Capital, (ii) to the extent consistent with the preceding clause (i), the accounting principles, practices, definitions, methods, judgements, asset recognition bases, classifications, categorizations and estimation techniques (including in respect of management judgement) as actually applied in the preparation of the Financial Statements as of the Balance Sheet Date, and (iii) to the extent consistent with the preceding clauses (i) and (ii), ASPE as applicable as at the date of this Agreement. For the avoidance of doubt, clause (i) shall take precedence over clauses (ii) and (iii), and clause (ii) shall take precedence over clause (iii).

(d) "Acquired Companies" means, collectively, Corporation and each of the Subsidiaries.

(e) "Acquired Companies' Transaction Expenses" means all Transaction Expenses other than Sellers' Transaction Expenses.

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(f) "Acquired Company Revenue" means the aggregate gross revenue of the Acquired Companies, determined in accordance with the Earn-Out Principles as set forth on Part A of Exhibit D.

(g) "Adjustment Escrow Account" means an escrow account which shall be established pursuant to the Escrow Agreement.

(h) "Adjustment Escrow Amount" means $3,050,000, which such amount shall be held and released from the Adjustment Escrow Account by the Escrow Agent pursuant to Section 2.7(g) hereof and the terms and conditions of the Escrow Agreement.

(i) "Affiliate" means with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms "controlled" and "controlling" have meanings correlative thereto.

(j) "Agreement" means this Share Purchase Agreement and all exhibits, schedules and instruments in amendment or confirmation of it.

(k) "Allocable Portion" means, (i) in respect of all amounts paid by a Seller, and the amounts paid to a Seller (other than an Earn-Out Amount), the percentage set forth beside such Seller's name listed in Exhibit A hereto, (ii) and in respect of the payment to a Seller of an Earn-Out Amount, the amount determined in accordance with Part 27 of the articles of the Corporation, as applicable.

(l) "Ancillary Agreement" means the Escrow Agreement.

(m) "ASPE" means Canadian accounting standards for private enterprises defined in the CPA Canada Handbook – Accounting PART II, as applicable from time to time.

(n) "Authorization" means, with respect to any Person, any order, permit, approval, notification, waiver, license or similar authorization of any Governmental Entity having jurisdiction over such Person.

(o) "Balance Sheet Date" means February 28, 2023.

(p) "Books and Records" means all files, records, information, data, statements, budgets, books of account, Tax and financial records, sales and purchase records, corporate records and customer and supplier lists relating to each of the Acquired Companies, whether in writing or electronic form and in the possession or reasonable control of each of the Acquired Companies or Sellers, as applicable.

(q) "Business" means the business of designing, manufacturing and providing custom made wellheads, wellhead products, fracking solutions and well completions systems.

(r) "Business Day" means any day other than a Saturday, Sunday or other day on which the principal commercial banks in Edmonton, Alberta, or San Francisco, California, are not open for business during normal business hours.

(s) "Cash" means with respect to the Acquired Companies, on a consolidated basis, all (a) cash (net of any negative account balances) and (b) cash equivalents (for purposes of this clause (b), to the extent readily convertible into cash within 30 days following Closing) determined in accordance with the Accounting Principles, plus, without duplication, (i) deposits in transit and cash resulting from the

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clearance of cheques deposited prior to the Closing Date to the extent there has been a reduction of accounts receivable used in determining Working Capital on account thereof, (ii) the portion of the aggregate receivables in respect of the Option Loans representing the aggregate amount of the exercise price for the Vested Options, and, for greater certainty, excluding the portion of the Option Loans representing the aggregate amount of any applicable withholding Taxes on the exercise of the Vested Options, (iii) petty cash, minus any cash in reserve accounts, restricted cash accounts and an amount of cash equal to any bank overdrafts, outstanding or uncleared cheques and other wire transfers at such time that have not yet cleared only to the extent there has been a reduction of accounts payable used in determining Working Capital on account thereof, and (iv) all cash required to collateralize the credit cards issued by National Bank of Canada pursuant to the Payoff Letter.

(t) “Credit Agreement” means that certain credit agreement dated December 13, 2018 between 2153125 Alberta Ltd., as borrower, National Bank of Canada, as a lender and agent for the lenders and the swap lenders and the other banks and financial institutions from time to time party thereto, as lenders.

(u) "Closing" means the completion, on the Closing Date at the Effective Time, of the transactions of purchase and sale contemplated in this Agreement.

(v) "Code" means the United States Internal Revenue Code of 1986, as amended.

(w) "Company Representations" means those representations and warranties of the Acquired Companies set forth in Section 3.2.

(x) "Company Intellectual Property" means all Intellectual Property owned or purported to be owned by any of the Acquired Companies.

(y) "Contracts" means all written or legally binding oral contracts, agreements, indentures, notes, bonds, loans, licenses, deeds, mortgages, sublicenses, leases or subleases of real or personal property (including the Lease Documents), joint ventures, purchase and sale orders or other legally binding commitment to which any Person is a party, including the Material Contracts.

(z) "COVID-19" means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

(aa) "COVID-19 Measures" means any of the Acquired Companies' compliance with any quarantine, "shelter in place", "stay at home", work force reduction, social distancing, shut down, closure, sequester, safety or similar Law, policies, guidelines or recommendations promulgated by any Governmental Entity in connection with, related to, or in response to COVID-19.

(bb) "COVID-19 Response" means any reasonable action or inaction, including the establishment of any policy, procedure or protocol, by any Acquired Company that such Acquired Company determines in its reasonable discretion is necessary, advisable or prudent in connection with (i) mitigating the adverse effects of COVID-19 or applicable COVID-19 Measures, (ii) ensuring compliance by the Acquired Companies with COVID-19 Measures applicable to any of them, and/or (iii) in respect of COVID-19, protecting the health and safety of employees or other persons with whom the Acquired Companies and/or any of their respective personnel come into contact with during the course of business operations.

(cc) "Crown" means the Government of the Province of Alberta.

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(dd) “Data Security Requirements” means, collectively, all of the following to the extent applicable to the processing of Personal Information by the Acquired Companies: (i) applicable Law, and (ii) Contracts to which any Acquired Company is a party or by which it is otherwise bound.

(ee) "Disclosure Letter" means the letter of disclosure dated the date hereof and signed by Agent (for and on behalf of Sellers) and delivered to Purchaser.

(ff) "Earn-Out Amount" means, collectively, the 2024 Earn-Out Amount and the 2025 Earn-Out Amount.

(gg) "Earn-Out Periods" means, collectively, the 2024 Earn-Out Period and the 2025 Earn-Out Period.

(hh) "Earn-Out Principles" means the principles set forth on Part A of Exhibit D.

(ii) "Effective Time" means 12:01 a.m. prevailing Mountain Time on the Closing Date or such other time as the Parties may agree to in writing.

(jj) "Employee Contingent Bonus Amount" means an amount not to exceed $1,000,000, for the 2024 Earn-Out Period, and an amount not to exceed $1,000,000, for the 2025 Earn-Out Period, each of which are the maximum aggregate payments to employees of the Acquired Companies pursuant to the Employee Contingent Bonus Obligations, plus the employer portion of any payroll Taxes thereon.

(kk) "Employee Contingent Bonus Obligations" means obligations owed, subject to Section 2.10(e), by the Acquired Companies to certain employees of the Acquired Companies in respect of the Employee Contingent Bonus Amount, to be distributed at the discretion of Stephen Forberg and Agent.

(ll) "Environmental Laws" means all applicable Laws and agreements with Governmental Entities and all other statutory or regulatory requirements relating to health and safety (to the extent related to exposure to Hazardous Materials), the protection of the environment and all Authorizations issued pursuant to such Laws, agreements or statutory or regulatory requirements.

(mm) "Escrow Agent" means Laurel Hill Advisory Group, or such other Person as may be appointed in replacement thereof pursuant to the terms of the Escrow Agreement.

(nn) "Escrow Agreement" means the escrow agreement dated as of the date hereof among Purchaser, Agent, and the Escrow Agent.

(oo) "Financial Statements" means with respect to the Acquired Companies, the consolidated (i) audited financial statements thereof for the years ending on May 31, 2021 and May 31, 2022 and (ii) unaudited balance sheet and income statement as of the Balance Sheet Date, copies of which are provided in Schedule 1.1(oo) of the Disclosure Letter.

(pp) "Fraud" means, with respect to any Person, such Person's actual, knowing (without reference to Section 1.7) and intentional representation of a material fact, which is false or inaccurate, with respect to the representations and warranties set forth in this Agreement and to be relied upon by any Person or Persons in entering into this Agreement. For the avoidance of doubt, the definition of "Fraud" in this Agreement is limited to actual, knowing and intentional fraud and does not include, and no claim may be made by any Person in relation to this Agreement (i) for constructive fraud or other claims based on constructive knowledge, (ii) for negligent misrepresentation, equitable fraud or any other fraud based claim or theory that is other than actual, knowing and intentional fraud, or (iii) against any Person other than the Party to this Agreement that committed Fraud.

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(qq) "Governmental Entity" means any domestic or foreign (i) federal or central, state, regional, provincial, territorial, municipal, local or other governmental or public department, central bank, court, commission, commissioner, board, bureau, agency, regulatory authority, tribunal, instrumentality or any judicial, administrative or (public or private) arbitral body or arbitrator, (ii) quasi-governmental authority exercising any regulatory, expropriation or taxing authority that has the force of law under or for the account of any of the above, or (iii) any applicable stock or securities exchange.

(rr) "GST/HST" means all goods and services tax and harmonized sales tax imposed under the Excise Tax Act (Canada), and any other similar value added or sales tax imposed under the Laws of any jurisdiction.

(ss) “Guarantor Provisions” means Section 7.21 and such terms, conditions and provisions of this Agreement that are otherwise necessary to give full effect to such terms, conditions and provisions.

(tt) "Hazardous Materials" means any substance or material that is prohibited, listed, defined, designated or classified as, or otherwise determined to be, dangerous, hazardous, radioactive, explosive or toxic or a pollutant or a contaminant under or pursuant to any applicable Environmental Laws, including any mixture or solution thereof, and including but not limited to petroleum and petroleum products, polychlorinated biphenyls, per-and polyfluoroalkyl substances, radioactive materials and friable asbestos.

(uu) "Hedge Contract" means any forward, futures, swap, collar, put, call, floor, cap, option or other similar Contract to which any Acquired Company is a party or otherwise relating to (and for which any Acquired Company has liability for) or binding on the assets of any Acquired Company that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in the price of commodities, currencies, interests rates and indices, and any financial transmission rights and auction revenue rights, including the Hedge Contracts described in Schedule 1.1(uu) of the Disclosure Letter.

(vv) "Indebtedness" means, collectively (and without duplication) with respect to the Acquired Companies, on a consolidated basis, the sum of:

(i) indebtedness for borrowed money, including the Credit Agreement and any related prepayment fees, penalties or expenses related to the Credit Agreement or otherwise (including overdraft facilities) (whether short term or long term);

(ii) indebtedness for the deferred purchase price of property or services and all deferred purchase price liabilities related to past acquisitions, whether contingent or otherwise (including any "earn-out" or similar payment or obligations at the maximum amount payable in respect thereof);

(iii) indebtedness evidenced by notes, bonds, debentures, mortgages or other similar instruments;

(iv) fair market value of indebtedness arising under any Hedge Contract, which, for greater certainty, shall mean the net value of any out-of-the-money Hedge Contract;

(v) indebtedness under loans due to any related party (within the meaning of the Tax Act), including any shareholder net of any related party loans receivable;

(vi) any declared dividend not paid by any Acquired Company other than any dividend payable to any Acquired Company;

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(vii) Acquired Companies' Transaction Expenses;

(viii) any liabilities under or in connection with any letter of credit (to the extent drawn and excluding instruments supporting or guaranteeing any obligations of any Acquired Company) or bankers' acceptances or similar items;

(ix) all liabilities in respect of accrued but unpaid bonuses for the fiscal year ended May 31, 2023 and the employer portion of any payroll Taxes thereon;

(x) all liabilities in respect of severance or other termination benefits arising in connection with terminations of employment occurring before the Closing and the employer portion of any payroll Taxes thereon;

(xi) any accrued interest, fees, related expenses, prepayment obligations, make-whole payments, commitment or breakage fees, premiums or penalties relating to any of the indebtedness referred to in paragraphs (i) through (x);

(xii) all indebtedness of others referred to in paragraphs (i) through (xi) above guaranteed by, or secured by any Lien upon any property or asset owned by any Acquired Company;

(xiii) all accrued income Tax liabilities (net of any accrued income Tax credits, overpayments or refunds for a period ending on or prior to the Closing Date but solely to the extent such items reduce cash income Taxes) of the Acquired Companies accruing up to the Closing, which amount may not be negative either in total or for any jurisdiction (provided, accrued income Taxes shall be calculated without regard to the effects of any election by Purchaser or any of its Affiliates under Section 338 or 336(e) of the Code (or any similar election under state or local Tax Law) in connection with any transactions provided for herein); and

(xiv) all liabilities under capitalized leases set forth on Schedule 1.1(vv)(xiv) of the Disclosure Letter,

reduced by the sum of all assets or benefits arising under any interest rate or currency swap or other interest rate or currency protection agreement or other similar interest rate or currency agreement, on a consolidated basis, in each case, determined in accordance with the Accounting Principles; provided, however, that (A) "Indebtedness" excludes any indebtedness incurred by or at the direction of Purchaser, (B) "Indebtedness" excludes any operating leases, and (C) any liability included in Working Capital for purposes of this Agreement shall be excluded from the calculation of Indebtedness for purposes of this Agreement.

(ww) "Indemnify" means indemnify, defend (including the requirement to pay reasonable, documented costs of litigation, dispute resolution and other legal costs and court fees (including reasonable and documented out-of-pocket attorneys' fees) and hold harmless.

(xx) "Intellectual Property" means all of the following in any jurisdiction throughout the world: (i) patents, patent applications, utility models and applications for utility models, inventor's certificates and applications for inventor's certificates, and invention disclosure statements, together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions, and reexaminations thereof, (ii) trademarks, service marks, trade names, logos, slogans, trade dress and other source indicators and registrations and applications to register any of the foregoing, including

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intent-to-use registrations or similar pending reservations of marks (as well as all goodwill associated with each of the foregoing), (iii) works of authorship and copyrights (whether registered or unregistered), applications for copyright registration, and all translations, adaptations, derivations and combinations of the foregoing, (iv) Internet Web Sites, Internet domain names, URLs, and social media identifiers and handles, (v) software (including object code, source code, or other form), data, data sets, databases and collections of data, (vi) trade secrets, confidential information, know-how, ideas, methods, formulae, methodologies, processes, technology, customer lists and inventions, (vii) moral rights (and waivers or agreements not to enforce moral rights), publicity rights and any other proprietary or intellectual property rights of any kind or nature.

(yy) "Internet Web Sites" means all of the Acquired Companies' web sites used in the conduct of the Business that are accessible by the public over the internet.

(zz) "Investment Canada Act" means the Investment Canada Act (Canada) R.S.C., 1985, c. 28 (1st Supp.), as amended, together with all regulations promulgated thereunder.

(aaa) “Key Employees” means Stephen Forberg, David Wootton, Greg Dowell and Caren Steele.

(bbb) "Laws" means all current (i) constitutions, treaties, laws, statutes, codes, ordinances, orders, decrees, orders-in-council, rules, regulations, general principles of common and civil law, (ii) directives, notices, judgments and orders of any Governmental Entity and (iii) policies, practices and guidelines of any Governmental Entity having the force or effect of law.

(ccc) "Lien" means with respect to any property or asset, any mortgage, charge, pledge, hypothec, option, prior claim, power of sale, security interest, security under sections 426 or 427 of the Bank Act (Canada), security agreement, debenture, trust, trust deed or deemed trust, conditional sales contract, license, assignment, lien (statutory or otherwise), easement, equity, right of pre-emption, covenant, condition, restriction, right of first refusal, right of first offer, restriction on transfer, title retention agreement or lease in the nature thereof, non-disposal undertaking, title retention agreement or arrangement, encroachment, or other encumbrance of any nature or any other arrangement or condition, whether registered or unregistered, which, in substance, secures payment, performance of an obligation or claim against a proprietary right or an agreement to create any of the foregoing.

(ddd) "Losses" means all losses, costs, liabilities, obligations, Taxes, expenses, fines, penalties, interest, claims, awards, settlements, judgments, damages, reasonable and documented out-of-pocket attorneys' fees and reasonable out-of-pocket expenses of investigating, defending and prosecuting litigation, which, for greater certainty, shall exclude any punitive, incidental, consequential, exemplary or special or indirect damages.

(eee) "Material Adverse Effect" means a fact, circumstance, change, event, occurrence or condition (each an "Event", and collectively, "Events") that, individually or in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on the Business, operations, assets, liabilities or financial condition of the Acquired Companies, taken as a whole or (b) materially and adversely affect the ability of the applicable Party to consummate the transactions contemplated under this Agreement or would reasonably be expected to do so; provided, however, that, with respect to clause (a) above, no Event (by itself or when aggregated or taken together with any and all other Events) directly or indirectly resulting from, attributable to or arising out of any of the following shall be deemed to be or constitute a "Material Adverse Effect", and no Event (by itself or when aggregated or taken together with any and all other such Events) directly or indirectly resulting from, attributable to or arising out of any of the following shall be taken into account when determining whether a "Material Adverse Effect" has occurred: (i) worldwide, national, provincial or local conditions or circumstances, whether they are economic, political, regulatory (including any change in Law or ASPE) or otherwise, including war, armed hostilities, acts of terrorism, emergencies, and crises, (ii) natural disasters or

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pandemics (including the effects of COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or the effects of any COVID-19 Response), (iii) changes in the markets or industry in which the Acquired Companies operate, (iv) the announcement of this Agreement and the Ancillary Agreement, including the loss of any customer, supplier or distributor following the announcement of this Agreement and the Ancillary Agreement as a result of such announcement or communication, (v) any act or omission of Purchaser or its Affiliates, (vi) any act or omission of the Acquired Companies, as the case may be, prior to the Closing Date taken or omitted to be taken with the prior consent or at the request of Purchaser, and (vii) the failure of any of the Acquired Companies to meet any internal, published or public projections, forecasts, guidance or estimates, including, of production, revenues, earnings or cash flows (it being understood that the causes underlying such failure may be taken into account in determining whether a Material Adverse Effect has occurred); except, in the case of clauses (i) through (iii), such Events may be taken into account if (and then only to the extent) they adversely affect the Acquired Companies, taken as whole, in a materially disproportionate manner relative to other similarly situated participants in the industry and geographic regions in which the Acquired Companies operate.

(fff) "Net Indebtedness" means an amount equal to the amount of Indebtedness minus the amount of Cash, in each case, as of immediately prior to the Effective Time, and each determined in accordance with the Accounting Principles (which may result in either a positive or a negative amount). An illustrative calculation of the Net Indebtedness as at July 31, 2023 is attached as Exhibit C.

(ggg) "Option Holder" means a Person who exercised Options in accordance with Section 2.9.

(hhh) "Option Plan" means the Stock Option Plan of Corporation dated December 17, 2018.

(iii) "Options" means each option to purchase one or more shares in the capital of Corporation granted on or prior to the date hereof to any current or former employee, officer or director of the Acquired Companies pursuant to the Option Plan.

(jjj) "Ordinary Course" means, with respect to an action taken by a Person, that such action is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person, including, with respect to the Acquired Companies, such changes made by any Acquired Company that are (i) required by Law, (ii) in compliance with and as a result of COVID-19 Measures, or (iii) pursuant to a COVID-19 Response.

(kkk) "Parties" means Sellers and Purchaser.

(lll) "Payoff Letter" means with respect to any Indebtedness owed by the Acquired Companies set forth on Part A of Schedule 2.8 of the Disclosure Letter required to be repaid in connection with the Closing, a customary letter, in form and substance satisfactory to Purchaser, acting reasonably, provided by the lenders, investors or creditors (or, in each case, their duly authorized agent or representative) to whom or which such Indebtedness is owed setting forth the total outstanding amount of such Indebtedness, including principal, interest, fees and expenses as at the Closing Date (together with a customary per diem for each day thereafter) and the instructions for the payment of such Indebtedness to release and terminate such obligations, which letter also shall state that, upon receipt of payment of such amount (together with the per diem, to the extent applicable) in cash in immediately available funds: (A) all liabilities under the such Indebtedness (other than (x) those liabilities that expressly survive the termination thereof and (y) any letters of credit issued and outstanding thereunder that are not terminated at Closing for which alternative arrangements have been agreed) shall be satisfied and all commitments under the applicable credit documents shall be terminated and (B) all Liens on the capital stock, property and assets of the Acquired Companies securing such Indebtedness shall be discharged (other than any cash collateral or other arrangements to backstop any letters of credit issued and outstanding under such Indebtedness that are not terminated at

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Closing) and that the Acquired Companies or Purchaser or any of its Affiliates or relevant agents are authorized to file such documents and instruments as are necessary to evidence such release and discharge; provided that, in lieu of such authorization to release, such letter may be accompanied by such lien termination and release documentation and instruments as are reasonably acceptable to Purchaser.

(mmm) “Permitted Equity Lien” means the Liens under clause (xix) of the definition of Permitted Lien.

(nnn) "Permitted Lien" means the following Liens:

(i) minor encroachment by the Acquired Company Real Property over neighbouring lands and any fences or concrete curbs, (1) for which such Acquired Company has not received notice in writing by a neighbouring landowner or Governmental Entity to remove or rectify such encroachment, and (2) which individually and/or in the aggregate (A) do not materially affect the occupation, use or enjoyment of any of the Acquired Company Real Property and (B) do not materially affect the value or the marketability of any of the Acquired Company Real Property;

(ii) any subsisting restrictions, exceptions, reservations, limitations, provisions and conditions (including royalties, reservation of mines, mineral rights (including coal, oil and natural gas) and timber rights, access to navigable waters and similar rights) expressed in any original grants from the Crown, under applicable Laws or from any predecessor in title;

(iii) zoning, land use and building restrictions, by-laws, regulations and ordinances of any Governmental Entity, including municipal by-laws and regulations, airport zoning regulations, other land use limitations, pre-emption rights regulations and rights to repurchase in favour of or imposed or reserved by any Governmental Entity;

(iv) all immovable property leases, whether registered or not, but only to the extent that true, correct and complete copies of which have been made available to Purchaser and are expressly identified in Schedule 3.2(v) of the Disclosure Letter;

(v) any minor defect or irregularities in title, variation and other restrictions or encumbrances (whether or not registered) (other than with respect to Intellectual Property) and which individually and/or in the aggregate (A) do not materially affect the occupation, use or enjoyment of any of the Acquired Company Real Property and (B) do not materially affect the value or the marketability of any of the Acquired Company Real Property;

(vi) Liens for Taxes not yet due and payable or, if due and payable then being contested in good faith by appropriate proceedings and for which adequate reserves are maintained in accordance with ASPE (applied on a basis consistent with the Financial Statements);

(vii) Liens arising by operation of Law or securing, carriers', warehousemen's, mechanics', workers', suppliers', contractors', builders', architects', engineers', materialmen's and other such similar liens incurred in the Ordinary Course which have not at such time been filed pursuant to Law or which relate to

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obligations not due and payable or, if overdue, are being contested in good faith by appropriate proceedings and in respect of which adequate reserves are maintained in accordance with ASPE (applied on a basis consistent with the Financial Statements) and are not material to the Business, operations or financial condition of the Acquired Companies;

(viii) deposits to secure the performance of obligations in respect of Liens contemplated in paragraphs (vi) and (vii) above;

(ix) Liens or deposits in connection with bids, tenders and contracts or to secure workers' compensation, unemployment insurance or other similar statutory assessments, or to secure costs of litigation when required by Law, and surety or appeal bonds;

(x) any immaterial disagreement between the title deeds, the cadastre, the plan of renovation and/or the measurements and which, individually and/or in the aggregate (A) do not materially affect the occupation, use or enjoyment of any of the Acquired Company Real Property and (B) do not materially affect the value or the marketability of any of the Acquired Company Real Property;

(xi) the right reserved to or vested in or security given to any Governmental Entity by statute or common law;

(xii) subdivision agreements, site plan control agreements, servicing agreements and other similar agreements with municipalities and restrictions, easements, restrictive covenants, licenses, servitudes, watercourse, rights-of-way, right of access or user or other similar rights in land (including rights of way and servitudes for railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light and power and telephone or telegraph or cable television conduits, poles, wires and cables) granted to or reserved by other Persons to the extent they are in good standing and which, either individually or in the aggregate, do not materially affect the value or the marketability, use in the Ordinary Course, occupation or enjoyment of any of the Acquired Company Real Property;

(xiii) non-exclusive licenses to Company Intellectual Property granted to customers in the Ordinary Course;

(xiv) any Lien incurred or deposits made securing performance by any party of tenders, bids, statutory or regulatory obligations, surety and appeal bonds government contracts and other obligations owing to Governmental Entities, performance and return-of-money bonds and other obligations of like nature incurred in the Ordinary Course;

(xv) Liens arising solely by operation of Law over any credit balance or cash held in an account with a financial institution;

(xvi) Liens which will continue to encumber the assets following the Closing as set out in Schedule 1.1(nnn) of the Disclosure Letter;

(xvii) Liens which are being discharged prior to or concurrently with Closing as set out in Schedule 1.1(nnn) of the Disclosure Letter;

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(xviii) Liens securing the obligations of the Acquired Companies under any Indebtedness; and

(xix) Liens related to the transferability of securities under applicable securities Laws.

(ooo) "Person" means a natural person, partnership, corporation, joint stock company, limited liability company, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning.

(ppp) “Personal Information” means information about an identifiable individual other than their business contact information when used or disclosed for the purpose of contacting such individual in that individual's capacity as an employee or an official of an organization and for no other purpose or as otherwise defined by applicable Laws.

(qqq) "Purchaser Indemnified Parties" means Purchaser, its Affiliates and all of its and their respective equityholders, partners, members, directors, officers, managers, employees, attorneys, agents and representatives.

(rrr) "Release" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration into or through the environment.

(sss) "Representation and Warranty Policy" means the buyer side representation and warranty insurance policy obtained and paid for by Purchaser and effective the date hereof, a copy of which has been delivered to Sellers.

(ttt) "Representation and Warranty Policy Limit" means $11,000,000, being the maximum coverage under the Representation and Warranty Policy on the date hereof.

(uuu) "Seller Representations" means those representations and warranties of each Seller set forth in Section 3.1.

(vvv) "Sellers' Transaction Expenses" means any Transaction Expenses incurred by or for the benefit of Sellers, including such fees, costs and expenses incurred in connection with the negotiation, execution and delivery of this Agreement, and the investigation, pursuit and consummation of the transactions contemplated by this Agreement or under the other transaction documents, including any amounts payable to any brokers, financial advisory, investment bankers, legal counsel, accountants, consultants, other advisors, and other professional or transaction related costs, fees and expense, and shall include (i) the Expenses Amount and (ii) one half of the escrow fee payable to the Escrow Agent.

(www) "Subsidiaries" means 2153125 Alberta Ltd., a corporation governed by the Laws of the province of Alberta, Redco Equipment Sales Ltd., a corporation governed by the Laws of the province of Alberta, and Great North Equipment Inc., a corporation governed by the Laws of the province of Alberta.

(xxx) "Subsidiaries' Shares" means the shares set out in Schedule 1.1(xxx) of the Disclosure Letter.

(yyy) "Systems" means all of the following that are owned by, used, or relied on by the Acquired Companies: software, software engines, computer hardware (whether general or special purpose), Internet Web Sites, web site content and links and equipment used to process, store, maintain and operate data, database operating systems and electronic data processing, record keeping, and

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communications, telecommunications systems, networks interfaces, platforms, servers, peripherals, computer systems, and other information technology infrastructure, including any outsourced systems and processes, and information and functions owned, used or provided by the Acquired Companies.

(zzz) "Target Working Capital" means $25,932,343.

(aaaa) "Tax" or, collectively, "Taxes" means any and all federal or central, state, regional, provincial, municipal, local and foreign taxes, assessments, reassessment and other governmental charges, duties, impositions and liabilities, including Canada Pension Plan and provincial pension plan contributions and unemployment insurance contributions or premiums and employment insurance contributions or premiums and including taxes based upon or measured by gross receipts, income, profits, sales, capital use and occupation, good and services, harmonized sales, value added, ad valorem, transfer, land transfer, franchise, withholding, customs duties, payroll, employment, unemployment, excise and property taxes, including estimated taxes, together with all interest, penalties, fines and additions imposed with respect to such amounts.

(bbbb) "Tax Act" means the Income Tax Act (Canada), as amended.

(cccc) "Tax Return" or, collectively "Tax Returns" means all returns, declarations, reports, statements, schedules, notices, elections, designations, forms or other documents or information filed or required to be filed in respect of the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of any legal requirement relating to any Tax.

(dddd) "Transaction Expenses" means collectively (and without duplication) all fees, costs, and expenses payable by any of the Acquired Companies or Sellers to any Person solely in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including (i) any amounts payable to any brokers, financial advisory, investment bankers, legal counsel, accountants, consultants, other advisors, and other professional or transaction related costs, fees and expenses, (ii) any amounts payable to any current or former directors, employees or consultants of the Acquired Companies or any other Persons with respect to any change of control, transaction bonus, commission or other similar payments payable solely as a result of or in connection with the transactions contemplated by this Agreement and the employer portion of payroll Taxes thereon and (iii) all fees or other payments payable to any shareholder of the Corporation or any Affiliate of any such Person as a result of, or in connection with, the transactions contemplated by this Agreement.

(eeee) "Transferred Information" means the Personal Information to be disclosed or conveyed to one Party or any of its representatives or agents (a "Recipient") by or on behalf of another Party (a "Disclosing Party") as a result of or in conjunction with the transactions contemplated under this Agreement, and includes all such Personal Information disclosed to the Recipient prior to the execution of this Agreement.

(ffff) "Unvested Options" means each Option which did not vest in connection with the completion of the transactions contemplated herein pursuant to the Option Plan.

(gggg) "Vested Options" means each Option which vested in connection with the completion of the transactions contemplated herein pursuant to the Option Plan.

(hhhh) "Working Capital" means the current assets minus current liabilities, in each case, that are specifically listed in the sample calculation set forth in Exhibit C in respect of the Acquired Companies, on a consolidated basis, as of immediately prior to the Effective Time, each determined in accordance with the Accounting Principles.

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1.2 Other Defined Terms.

In addition to the defined terms in Section 1.1, each of the following capitalized terms shall have the meaning ascribed thereto in the corresponding Sections:

Term	Section
2024 Earn-Out Amount	2.10(a)(ii)(A)
2025 Earn-Out Amount	2.10(a)(ii)(B)
Acquired Company Real Property	3.2(v)
Agent	7.8
Benefit Plan	3.2(k)(iv)
Claim Notice	6.3(a)
Closing Date	2.1
Closing Net Working Capital Adjustment	2.7(a)
Confidentiality Agreement	5.8
Contracting Parties	7.20
Corporation	Recitals
Disclosing Party	1.1(eeee)
Draft Statement	2.7(b)
Earn-Out Statement	2.10(a)
Employment Agreement	Recitals
Event or Events	1.1(eee)
Exercise Price	2.9(a)
Expenses Amount	7.8(j)
Final Statements	2.7(f)
Guarantor	Preamble
Lease Documents	3.2(v)
Leased Real Properties	3.2(v)
Material Contracts	3.2(t)(i)
Net Downward Adjustment	2.7(g)(v)
Net Upward Adjustment	2.7(g)(iv)
Non-Recourse Parties	7.20
Notice of Objection	2.7(d)
Obligations	7.21(a)
Option Loan	2.9(a)
Owned Real Property	3.2(u)
Preliminary Closing Date Net Indebtedness	2.7(a)
Preliminary Closing Date Net Working Capital Amount	2.7(a)
Preliminary Statement	2.7(a)
Purchase Price	2.5
Purchased Shares	Recitals
Purchaser	Preamble
Recipient	1.1(eeee)
Registered IP	3.2(p)(i)
Related Party Agreement	3.2(dd)
SE	7.1
Sellers	Preamble
Shareholders' Agreement	2.11
Third Party Auditors	2.7(e)
Third Party Claim	6.3(a)
Top Customers	3.2(aa)
Top Suppliers	3.2(aa)
Withholding Taxes	2.9(a)

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Term	Section

1.3 Headings, etc.

The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect its interpretation.

1.4 Currency and Payment Obligations.

(a) All references in this Agreement to dollars, unless otherwise specifically indicated, are expressed in Canadian currency.

(b) Any payment to or by Sellers contemplated by this Agreement shall be made to or by Sellers in accordance with each Seller's Allocable Portion.

1.5 Time Reference.

All references in this Agreement to times of the day are to local time in the relevant jurisdiction, unless otherwise indicated.

1.6 Certain Expressions, etc.

In this Agreement, (a) the words "includes", "including" and similar expressions mean "includes (or including) without limitation", (b) the phrases the "aggregate of", the "total of", the "sum of" and similar expressions mean the "aggregate (or total or sum), without duplication, of", (c) the phrase "made available", when used in reference to a document, means that the document was (i) delivered or provided to Purchaser (with confirmation of receipt by Purchaser), or (ii) made available for viewing in the "Project Ellis" electronic data room hosted by Firmex, in a folder accessible by Purchaser and its authorized representatives on or prior to the Business Day immediately prior to the date of this Agreement, (d) pronouns in one gender include any other gender, unless the context clearly indicates otherwise, (e) definitions in the singular include the plural, and vice versa, and (f) the words "hereof", "herein", "hereunder", "hereto" and similar expressions refer to this Agreement as a whole and the words "Article", "Section", "Exhibit" or "Schedule" refer to an Article of, Section of, Exhibit to or Schedule to, this Agreement, unless specified otherwise.

1.7 Knowledge.

(a) Where any representation or warranty contained in this Agreement is qualified by reference to the knowledge of Sellers or any similar expression with regard to the knowledge or awareness of, or receipt of notice by, the Acquired Companies, it shall be deemed to refer to the actual knowledge, as of the date of this Agreement, of each of Stephen Forberg, David Wootton and Greg Dowell, in each case, after reasonable inquiry, and without personal liability on the part of them.

(b) Where any representation or warranty contained in Section 3.1 is qualified by reference to the knowledge of Sellers or any similar expression with regard to the knowledge or awareness of, or receipt of notice by, such Seller, it shall be deemed to refer to the actual knowledge, as of the date of this Agreement, of such Seller, in the case of a non-corporate Seller, and of such Seller's directors and officers, in the case of a Corporate Seller, after reasonable inquiry.

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1.8 Accounting Terms.

All accounting terms not specifically defined in this Agreement shall be interpreted in accordance with ASPE (applied on a basis consistent with the Financial Statements), unless otherwise provided.

1.9 Statutory and Agreement References.

Except as otherwise provided in this Agreement, (a) any reference in this Agreement to a statute refers to such statute and all rules and regulations made under it as they may have been or may from time to time be amended, re-enacted or replaced; and (b) any reference in this Agreement to an agreement or a contract shall mean such agreement or contract, as the same may be amended, renewed, supplemented, extended and/or restated from time to time as of the date of this Agreement.

1.10 Computation of Time Periods.

(a) If any action may be taken within, or any right or obligation is to expire at the end of, a period of days under this Agreement, then the first day of the period is not counted, but the day of its expiry is counted.

(b) Whenever an action is to be taken on or not later than a day which is not a Business Day, such action shall be taken on or not later than the next succeeding Business Day.

(c) All references to times of the day are to the times of the day in Edmonton, Alberta.

1.11 Legal Representation; No Presumption Against Party that Stipulated the Obligation.

Each Party acknowledges that such Party has been represented by counsel in connection with the negotiation and execution of this Agreement and related matters, and that the terms of this Agreement and related matters have been negotiated by it. Any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that stipulated the obligation has no application and any such right is expressly waived by the Parties.

1.12 Incorporation of Exhibits and Schedules.

The exhibits and schedules to the Disclosure Letter attached to this Agreement shall, for all purposes of this Agreement, form an integral part of it.

The following are the exhibits to this Agreement:

Exhibit	Description
Exhibit A	Allocable Portion
Exhibit B	Preliminary Statement
Exhibit C	Illustrative Calculation of the Acquired Companies' Net Indebtedness and Working Capital
Exhibit D	Earn-Out Principles

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Article 2
CLOSING; PURCHASED SHARES AND PURCHASE PRICE

2.1 Date, Time and Place of Closing.

The Sellers and Purchaser agree that the Closing shall be deemed to have occurred concurrently with the execution and delivery by the parties of this Agreement and to be effective as of the Effective Time (the "Closing Date"). The completion of the transactions contemplated by this Agreement shall take place virtually at the Effective Time on the Closing Date or at such other place, on such other date and at such other time as may be agreed upon in writing between Agent, for on behalf of Sellers, and Purchaser. Notwithstanding the previous sentence, the Closing can take place virtually by exchange of executed documents by electronic mail, other electronic means or courier and payment by wire transfer of immediately available funds.

2.2 Purchase and Sale.

Subject to the terms and conditions of this Agreement, at the Closing, each Seller shall sell, assign and transfer ownership to Purchaser, and Purchaser shall purchase from each Seller, all (but not less than all) of the Purchased Shares held thereby, free and clear of all Liens, except Permitted Equity Liens. The Purchased Shares will constitute at Closing, in the aggregate, all (but not less than all) of the issued and outstanding shares in the capital of Corporation. Each Seller irrevocably constitutes and appoints any officer of the Corporation as attorney to transfer the Purchased Shares held by such Seller on the books of the Corporation, and for that purpose to make and execute all necessary acts of assignment and transfer thereof, with full power of substitution in the premises.

2.3 Deliveries to Purchaser.

At or prior to Closing, Agent, for and on behalf of Sellers, shall deliver or cause to be delivered to Purchaser the following in form and substance satisfactory to Purchaser, acting reasonably:

(a) a copy of the Escrow Agreement duly executed by Agent, for and on behalf of Sellers, and Escrow Agent;

(b) share certificates representing the Purchased Shares, together with irrevocable stock transfer powers with respect to the Purchased Shares duly executed in blank by the holders of record;

(c) an officer's certificate of the Corporation, dated as of the Closing Date: (A) attaching the current constating documents of the Acquired Companies, including any amendments thereto; (B) attaching all required resolutions of the board of directors and shareholders of the Corporation approving the transfer of the Purchased Shares to Purchaser, and (C) attesting to the incumbency and signatures of the officers of the Corporation;

(d) an officer's certificate from each corporate Seller, dated as of the Closing Date: (A) attaching all required resolutions of the board of directors and shareholders of such Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby (including the transfer of the Purchased Shares to Purchaser), and (B) attesting to the incumbency and signatures of the officers of such Seller;

(e) a certificate of status, compliance, good standing or like certificate with respect to corporate Sellers and the Acquired Companies issued by appropriate government officials of their respective jurisdictions of incorporation, if available in such jurisdiction;

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(f) executed Payoff Letters with respect to any Indebtedness set forth on Part A of Schedule 2.8 of the Disclosure Letter;

(g) if requested by Purchaser, resignations and releases effective as of Closing by those directors and officers of the Acquired Companies identified by Purchaser, duly executed by such directors and officers;

(h) mutual releases of Agent, for and on behalf of Sellers and their Affiliates, and Purchaser and its Affiliates (including the Acquired Companies), duly executed by Agent;

(i) evidence of the termination of all Hedge Contracts;

(j) evidence of the termination of any Related Party Agreements in accordance with Section 5.7;

(k) a copy of a statement setting forth the Transaction Expenses;

(l) a copy of the Preliminary Statement; and

(m) copies of the Employment Agreements, duly executed by each of the Key Employees and the Corporation.

2.4 Deliveries to Sellers.

At or prior to Closing, Purchaser shall deliver or cause to be delivered to Agent (for and on behalf of Sellers) the following in form and substance satisfactory to Agent, acting reasonably:

(a) a copy of the Escrow Agreement duly executed by Purchaser;

(b) a copy of the Representation and Warranty Policy;

(c) an officer's certificate of Purchaser, dated as of the Closing Date: (A) attaching all required resolutions of the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby, and (B) attesting to the incumbency and signatures of the officers of the Purchaser;

(d) an officer's certificate of Guarantor, dated as of the Closing Date: (A) attaching all required resolutions of the board of directors of Guarantor authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby, and (B) attesting to the incumbency and signatures of the officers of the Guarantor;

(e) a certificate of status, compliance, good standing or like certificate with respect to the Purchaser issued by the government officials of its jurisdictions of incorporation, if available in such jurisdiction;

(f) a certificate of status, compliance, good standing or like certificate with respect to the Guarantor issued by the government officials of its jurisdictions of incorporation, if available in such jurisdiction;

(g) the Purchase Price in the manner set forth in Section 2.6; and

(h) mutual releases referred to in Section 2.3(h), duly executed by Purchaser.

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2.5 Purchase Price.

Subject to adjustment, if any, in accordance with Section 2.7(g), the aggregate purchase price payable by Purchaser for the Purchased Shares shall be an amount equal to (a) $105,000,000, plus, if a negative amount, or minus, if a positive amount, as the case may be, (b) the Preliminary Closing Date Net Indebtedness, plus or minus, as the case may be, (c) the amount of the Closing Net Working Capital Adjustment, and plus (d) the Earn-Out Amount, if any, payable in accordance with Section 2.10 (the "Purchase Price").

2.6 Payments at Closing.

(a) At Closing, Purchaser shall pay the Purchase Price (excluding the Earn-Out Amount) by paying:

(i) to Sellers, subject to Section 2.9(c), an amount equal to the Purchase Price (excluding the Earn-Out Amount) minus the Adjustment Escrow Amount minus the Sellers' Transaction Expenses by way of wire transfer of immediately available funds to an account designated in writing by Agent; provided that any amounts to be paid in U.S. Dollars pursuant to Agent’s instructions shall be paid in U.S. Dollars based on the conversion rate as published in The Wall Street Journal in effect on July 28, 2023 at 5:00 p.m. Eastern Time;

(ii) the Sellers' Transaction Expenses, in accordance with Section 2.8(b); and

(iii) the Adjustment Escrow Amount to the Adjustment Escrow Account.

(b) At Closing, Purchaser shall pay to the Corporation, the portion of the Option Loans attributable to the aggregate Withholding Taxes in accordance with Section 2.9(c)(i).

(c) At Closing, Purchaser shall pay on behalf of the applicable Acquired Company, Indebtedness set forth on Part A of Schedule 2.8 of the Disclosure Letter in accordance with Section 2.8(a).

2.7 Adjustment of Purchase Price.

(a) Preliminary Statements. The Parties have agreed to the statement attached hereto as Exhibit B (the "Preliminary Statement"), together with supporting calculations in reasonable detail and based upon the Books and Records, setting forth the Corporation's good faith estimate of (A) the Working Capital (the "Preliminary Closing Date Net Working Capital Amount"), and (B) the Net Indebtedness (the "Preliminary Closing Date Net Indebtedness"), in each case, as of immediately prior to the Effective Time and determined in accordance with the Accounting Principles. If the Preliminary Closing Date Net Working Capital Amount is greater than the Target Working Capital, the Purchase Price will be increased dollar-for-dollar by the amount of such excess, and if the Preliminary Closing Date Net Working Capital Amount is less than the Target Working Capital, the Purchase Price will be decreased dollar-for-dollar by the amount of such shortfall (in each case, the "Closing Net Working Capital Adjustment"). In order to facilitate the payment of the Sellers' Transaction Expenses, Sellers shall have delivered to Purchaser a written statement with respect to such Sellers' Transaction Expenses (which statement shall include reasonable supporting documentation evidencing any third party Sellers' Transaction Expenses) that are to be paid by Purchaser on behalf of Sellers pursuant to Section 2.8(b).

(b) Draft Statement. Within 45 days following the Closing Date, Purchaser shall prepare and shall deliver to Agent a statement setting forth the determination of the Working Capital and the Net Indebtedness, in each case, as of immediately prior to the Effective Time and determined in

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accordance with the Accounting Principles, and reasonable supporting detail of the calculation of the Working Capital and Net Indebtedness contained therein (the "Draft Statement").

(c) Cooperation. Upon reasonable request, at any time after the delivery of the Draft Statement, Purchaser shall reasonably cooperate with Agent and its advisors and provide access to all work papers of Purchaser's auditors, accounting books and records and supporting schedules as they relate to the Draft Statement relating to the Acquired Companies and the appropriate personnel to verify the accuracy, presentation and other matters relating to the preparation of the Draft Statement; provided that (A) none of Purchaser, the Acquired Companies, employees and accountants shall be required to disclose to Agent or any of its accountants or other representatives any information if doing so would contravene any fiduciary duty or applicable Law to which any such Person or any of their respective Affiliates is a party or otherwise bound or is subject, or which it reasonably determines upon the advice of counsel could result in the loss of the ability to successfully assert the attorney-client, work product or any other legal privilege, and (B) none of the auditors or accountants of Purchaser or the Acquired Companies shall be obligated to make any work papers available to any Person unless and until such Person has executed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors and accountants.

(d) Objection Period. Within 45 days following delivery of the Draft Statement, Agent (for and on behalf of Sellers) shall notify Purchaser in writing if it has any objections to the Draft Statement. The notice of objection (the "Notice of Objection") must state in reasonable detail the basis of each objection and the approximate amounts in dispute. Any component of the Draft Statement that is not disputed in a Notice of Objection will be final and binding upon the Parties and will not be subject to appeal, absent manifest error.

(e) Settlement of Dispute. If Agent (for and on behalf of Sellers) disputes the Draft Statement in accordance with Section 2.7(d), then Purchaser and Agent (for and on behalf of Sellers) will work expeditiously and in good faith in an attempt to resolve such dispute within a further period of 30 days after the date of the Notice of Objection. Any such disputed items that are resolved and documented by mutual agreement of Purchaser and Agent (for and on behalf of Sellers) during such 30‑day period will be final and binding upon Sellers and Purchaser and will not be subject to appeal. If Purchaser and Agent (for and on behalf of Sellers) do not resolve all such disputed items by the end of such 30‑day period, the items remaining in dispute with respect to the Notice of Objection may be submitted by Agent (for and on behalf of Sellers) or Purchaser for final determination to BDO Canada LLP (Calgary), or if such firm is unwilling or unable to act, or conflicted at the time of such submission, Grant Thornton LLP (in any such case, the "Third Party Auditors"). Purchaser and Agent shall use commercially reasonable efforts to cause the Third Party Auditors to complete their work within 30 days of their engagement. While the Third Party Auditors are performing their engagement, neither Agent nor Purchaser shall communicate with the Third Party Auditors on the subject matter of their work relating to this Agreement, except by conference call that includes both Agent and Purchaser, by meeting that includes both Agent and Purchaser or by letter with a copy simultaneously delivered to the other. The Third Party Auditors will allow each of Purchaser and Agent (for and on behalf of Sellers) to present their respective positions regarding the Notice of Objection, and each of Purchaser and Agent (for and on behalf of Sellers) shall have the right to present additional documents, materials and other information to the Third Party Auditors regarding the items in dispute. The Third Party Auditors will consider such additional documents, materials, other information. Any such other documents, materials or other information will be copied to each of Purchaser and Agent and each of which will be entitled to reply thereto. Agent and Purchaser shall instruct the Third Party Auditors to (i) act as an expert and not an arbitrator, (ii) make all calculations in accordance with the definitions, terms and provisions of this Agreement and the Accounting Principles, (iii) consider only those items and amounts that are identified in the Notice of Objection as being items that Purchaser and Agent are unable to resolve, and (iv) not assign a dollar value to any disputed item greater than the highest amount or less than the lowest amount claimed by Purchaser or Agent, as applicable. The

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determination of the Third Party Auditors will be final and binding upon Sellers and Purchaser and will not be subject to appeal, absent manifest error. Agent (for and on behalf of Sellers) and Purchaser agree that the procedure set forth in this Section 2.7(e) for resolving disputes with respect to the Draft Statement is the sole and exclusive method of resolving such disputes.

(f) Final Determination. Promptly following the 45‑day period referred to in Section 2.7(d) during which no Notice of Objection was given or the resolution of any dispute in accordance with Section 2.7(e), as the case may be, Purchaser shall deliver to Agent (for and on behalf of Sellers) the final closing date balance sheet, a statement setting forth the Working Capital and the Net Indebtedness (the "Final Statements"). The Final Statements shall reflect the resolution of any dispute in accordance with Section 2.7(e) or, if Corporation's auditors are unable or unwilling to reflect such resolution, then the Final Statements shall be deemed to be amended to reflect such resolution. The Final Statements shall be final and binding upon the Parties upon delivery thereof and shall not be subject to appeal, absent manifest error.

(g) Adjustment to Purchase Price.

(i) If (A) the Working Capital set forth in the Final Statements is equal to the Preliminary Closing Date Net Working Capital Amount set forth in the Preliminary Statement, and (B) the Net Indebtedness set forth in the Final Statements is equal to the Preliminary Closing Date Net Indebtedness set forth in the Preliminary Statement, then no further adjustment will be made to the Purchase Price, and Purchaser and Agent shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the Adjustment Escrow Amount from the Adjustment Escrow Account to Agent.

(ii) If the Working Capital set forth in the Final Statements is greater than the Preliminary Closing Date Net Working Capital Amount set forth in the Preliminary Statement, then Purchaser shall owe an amount equal to such excess to Sellers. If the Working Capital set forth in the Final Statements is less than the Preliminary Closing Date Net Working Capital Amount set forth in the Preliminary Statement, then Sellers shall owe an amount equal to such shortfall to Purchaser.

(iii) If the Preliminary Closing Date Net Indebtedness set forth in the Preliminary Statement is greater than the Net Indebtedness set forth in the Final Statements, then Purchaser shall owe an amount equal to such excess to Sellers. If the Net Indebtedness set forth in the Final Statements is greater than the Preliminary Closing Date Net Indebtedness set forth in the Preliminary Statement, then Sellers shall owe an amount equal to such excess to Purchaser.

(iv) If the sum of the amounts calculated pursuant to Sections 2.7(g)(ii) and 2.7(g)(iii) is owed by Purchaser to Sellers (the "Net Upward Adjustment"), then within five Business Days of the final determination of the Final Statements,

(A) the Purchase Price shall be increased by the Net Upward Adjustment;

(B) Purchaser and Agent shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the Adjustment Escrow Amount from the Adjustment Escrow Account to Agent by way

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of wire transfer of immediately available funds to an account designated in writing by Agent; and

(C) Purchaser shall pay the Net Upward Adjustment to Sellers, by way of wire transfer of immediately available funds to an account designated in writing by Agent, provided that the amount of the Net Upward Adjustment shall not exceed $3,050,000, and Sellers shall have no further recourse to Purchaser for any portion of the Net Upward Adjustment that exceeds $3,050,000.

(v) If the sum of the amounts calculated pursuant to Sections 2.7(g)(ii) and 2.7(g)(iii) is owed by Sellers to Purchaser (the "Net Downward Adjustment") and the Net Downward Adjustment is greater than or equal to the Adjustment Escrow Amount, then within five Business Days of the final determination of the Final Statements,

(A) the Purchase Price shall be decreased by the Net Downward Adjustment;

(B) Purchaser and Agent shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release, for and on behalf of Sellers, to Purchaser, the Adjustment Escrow Amount from the Adjustment Escrow Account, by wire transfer of immediately available funds to an account designated in writing by Purchaser; and

(C) Purchaser shall have no further recourse to Sellers for any portion of the Net Downward Adjustment that exceeds the Adjustment Escrow Amount.

(vi) If the Net Downward Adjustment is less than the Adjustment Escrow Amount, then within five Business Days of the final determination of the Final Statements,

(A) the Purchase Price shall be decreased by the Net Downward Adjustment;

(B) Purchaser and Agent shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release, for and on behalf of Sellers, (i) to Purchaser, an amount equal to the Net Downward Adjustment, by wire transfer of immediately available funds to an account designated in writing by Purchaser; and (ii) to Sellers the balance of the Adjustment Escrow Amount from the Adjustment Escrow Account by wire transfer of immediately available funds to an account designated in writing by Agent.

(h) Fees and Expenses. Sellers and Purchaser shall bear the fees and expenses of their respective accountants, auditors and other professional advisors in preparing, reviewing or settling, as the case may be, the Draft Statement. In the case of a dispute and the retention of Third Party Auditors to determine such dispute, the fees and expenses of the Third Party Auditors shall be borne by Sellers, on the one hand, and Purchaser, on the other hand, based on the percentage which the portion of the contested amounts not awarded to Sellers, on the one hand, or Purchaser, on the other hand, bears to the total amount actually contested by such Party, with such allocations of the Third Party Auditors fees and expenses definitively determined by the Third Party Auditor concurrent with its determination

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of the disputed items submitted to it by Purchaser and Agent. For example, if closing accounts receivable is the only disputed item, and Sellers claim that closing accounts receivable is $1,000; and Purchaser contest only $500 of the amount claimed by Sellers, and if the Third Party Auditors ultimately resolve the dispute by awarding Sellers $300 of the $500 contested, then the costs and expenses of the Third Party Auditors will be allocated 60% (i.e. 300 / 500) to Purchaser and 40% (i.e. 200 / 500) to Sellers. Sellers and Purchaser will, however, bear their own fees and expenses in presenting their respective cases to the Third Party Auditors.

2.8 Repayment of Indebtedness and Sellers' Transaction Expenses.

On the Closing Date, Purchaser shall:

(a) on behalf of the Acquired Companies, pay to the Persons entitled thereto the amounts of Indebtedness owed to such Persons by wire transfer of immediately available funds to accounts designated in writing by Agent prior to the Closing Date. On the Closing Date and concurrently with such payment, Purchaser shall have loaned, and be deemed to have loaned, to each Acquired Company (with such loan documented in the form of non-interest bearing, demand promissory notes) an aggregate amount equal to the Indebtedness of such Acquired Company set forth on Part A of Schedule 2.8 of the Disclosure Letter. The Indebtedness of each Acquired Company set forth on Part B of Schedule 2.8 of the Disclosure Letter shall remain outstanding; and

(b) on behalf of Sellers, pay the Sellers' Transaction Expenses.

2.9 Treatment of Options.

(a) The Corporation has loaned, on a non-interest bearing basis, to each Option Holder immediately prior to the step set out in Section 2.9(b), the amount set out opposite the name of each Option Holder in Schedule 3.2(g)(ii) of the Disclosure Letter, which amount represents the aggregate exercise price for the Vested Options owned by such Option Holder (the “Exercise Price”), together with such Option Holder’s share of any applicable withholding Taxes (the “Withholding Taxes”, and each such loan representing the Exercise Price plus the Withholding Taxes for such Option Holder, an “Option Loan”).

(b) Each Option Holder has, without any further action required by such Option Holder, exercised all outstanding Vested Options held by such Option Holder immediately prior to the Closing, and the Corporation has issued to each Option Holder the applicable number of Purchased Shares underlying such Vested Options as set out in Schedule 3.2(g)(ii) of the Disclosure Letter. Each Option Holder agrees that such Option Holder directed the Corporation to retain the amount in respect of such Option Holder’s Option Loan in satisfaction of such Option Holder’s obligation to pay the aggregate exercise price on the exercise of the Vested Options held by such Option Holder, together with such Option Holder’s share of any applicable withholding Taxes, as set out in Schedule 3.2(g)(ii) of the Disclosure Letter.

(c) Each Option Holder hereby directs the Purchaser to pay or cause to be paid directly to the Corporation from the portion of the payment otherwise due to such Option Holder pursuant to Section 2.6(a)(i) for and on behalf of such Option Holder, an amount equal to such Option Holder’s Option Loan pursuant to Section 2.9(a) in full satisfaction of such Option Holder’s obligation to repay to the Corporation such Option Holder’s Option Loan; provided that, for greater certainty, (i) the Purchaser shall pay in cash to the Corporation the portion of the Option Loans attributable to Withholding Taxes, (ii) the Purchaser shall assume the portion of the Option Loans attributable to the Exercise Price and such assumption shall be documented by the issuance of a non-interest bearing, demand promissory note payable by the Purchaser in favour of the Corporation, and (iii) in connection with the foregoing,

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each Option Holder hereby acknowledges that the Purchaser has satisfied its obligations under this Section 2.9(c).

(d) Effective as of immediately prior to Closing, but subsequent to the steps set out in Sections 2.9(a) and 2.9(b), the Option Plan shall be terminated and be of no further force and effect and all Unvested Options shall no longer be outstanding and shall automatically be cancelled for no consideration and cease to exist, and each holder shall cease to have any rights with respect to such Unvested Options.

2.10 Earn-Out Amount.

(a) Within 60 days following the end of each Earn-Out Period, Purchaser shall prepare and deliver to Agent a statement (each, an "Earn-Out Statement") setting forth:

(i) the Acquired Company Revenue for such Earn-Out Period; and

(ii) the aggregate value of the Earn-Out Amount for such Earn-Out Period, which shall be calculated as follows:

(A) for the 2024 Earn-Out Period (such amount, the "2024 Earn-Out Amount"):

2024 Earnout Amount=Acquired Company Revenue-130,000,00015,000,000×15,000,000

provided that, (x) if the Acquired Company Revenue during the 2024 Earn-Out Period is less than or equal to $130,000,000, then the value of the Earn-Out Amount shall be reduced to nil, and (y) if the Acquired Company Revenue is equal to or greater than $145,000,000, then the aggregate value of the 2024 Earn-Out Amount shall not exceed $15,000,000; and

(B) for the 2025 Earn-Out Period (such amount, the "2025 Earn-Out Amount"):

2025 Earnout Amount=Acquired Company Revenue-145,000,00015,000,000×15,000,000

provided that, (x) if the Acquired Company Revenue during the 2025 Earn-Out Period is less than or equal to $145,000,000, then the value of the Earn-Out Amount shall be reduced to nil, and (y) if the Acquired Company Revenue is equal to or greater than $160,000,000, then the aggregate value of the 2025 Earn-Out Amount shall not exceed $15,000,000.

An illustrative example of the calculation of the Earn-Out Amount is set forth on Part B of Exhibit D.

(b) Within 30 days of receipt of an Earn-Out Statement, Agent may notify Purchaser in writing of any objections it may have to such Earn-Out Statement and/or the calculations set forth therein, which objection notice will set forth a description of the nature and basis for each of the disagreements. During such 30-day period, Purchaser agrees to cause the Acquired Companies to provide Agent and its advisors with access to all work papers of Purchaser and the Acquired Companies' auditors, the Books and Records and supporting schedules as they relate to such Earn-Out Statement and the appropriate personnel to verify the accuracy, presentation and other matters relating to the preparation of such Earn-Out Statement. Agent shall be deemed to have accepted such Earn-Out Statement and the calculations set forth therein if Agent does not notify Purchaser of any objection in a written notice within such 30-day period.

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(c) If Agent disputes an Earn-Out Statement in accordance with Section 2.10(b), then Agent and Purchaser will forthwith and in any event within 15 days, work expeditiously and in good faith in an attempt to resolve any such objections. In the event that Agent and Purchaser are unable to resolve all such objections within 15 days after Purchaser's receipt of such objection notice, Agent and Purchaser will submit the remaining disagreements to the Third Party Auditors who shall resolve the dispute. The provisions of Sections 2.7(e) and (f) will apply, mutatis mutandis, to the review and resolution of any such dispute.

(d) With respect to each Earn-Out Amount, within 10 days following (i) the expiry of the relevant 30-day period in Section 2.10(b), (ii) if a notice of objection has been delivered pursuant to Section 2.10(b), the determination of such dispute in accordance with Section 2.10(c), or (iii) written notice by Agent to Purchaser that it accepts such Earn-Out Statement, Purchaser shall pay, after any payment pursuant to Section 2.10(e), an amount equal to the Earn-Out Amount (without interest) less the Employee Contingent Bonus Amount, by wire transfer of immediately available funds to an account designated in writing by Agent. Any payment made pursuant to this Section 2.10(d) shall be deemed an adjustment to the Purchase Price and shall be subject to any applicable withholding pursuant to Section 2.12.

(e) At such time as an Earn-Out Amount is payable by Purchaser pursuant to Section 2.10(d), the Purchaser shall cause the Acquired Companies to, first pay any Employee Contingent Bonus Amount owed pursuant to the Employee Contingent Bonus Obligations, through payroll, and the Earn-Out Amount payable by Purchaser to the Agent pursuant to Section 2.10(d) shall be reduced by any such Employee Contingent Bonus Amount payable by an Acquired Company pursuant to the Employee Contingent Bonus Obligations.

(f) Until delivery of each of the Earn-Out Statements, within 45 days following the last day of each fiscal quarter, Purchaser will provide Agent with a reasonable estimate of the Acquired Company Revenue to date for the then-applicable Earn-Out Period.

(g) During the Earn-Out Period, the Purchaser agrees to, and to cause the Acquired Companies and its and their Affiliates to, operate the Business and the Acquired Companies in good faith (but with such changes permitted below or necessary to integrate back office functions such as finance, legal, human resources, information technology, QHSE with Purchaser’s practices and policies and to otherwise integrate the Business into the practices and policies of Purchaser); and, in connection therewith, to:

(i) maintain itself and the Acquired Companies in good standing as companies under the laws of Alberta, for Purchaser, Alberta, for the Subsidiaries, and British Columbia or Alberta, for the Corporation, except that Purchaser may cause a reorganization whereby the Corporation continues to the Business Corporation Act (Alberta), then Purchaser, the Corporation and the Subsidiaries (with the potential exception of Redco Equipment Sales Ltd.) amalgamate and continue as one corporation which may be re-named Great North Wellhead Company (if that name is available) or similar name;

(ii) instruct the management of the Business (which is intended to be the current management of the Business) to use commercially reasonable efforts to exploit market opportunities and set their performance targets for the revenue of the Business to be equal to or greater than the minimum earn-out thresholds described in Section 2.10;

(iii) provide reasonably adequate capital to fund the Business' operations, and maintain reasonably adequate levels of investment in inventory and capital

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expenditures and personnel in the Business in a manner consistent with the growth of the Business, including any inventory or capital expenditures necessary to support customer orders or increases in customer orders, and otherwise taking into account industry conditions, return-on-capital and general industry and market conditions;

(iv) grant the Agent reasonable access to Books and Records (excluding any work papers where such access (A) would breach any obligations to any third party or obligation of confidentiality binding on Purchaser or the Acquired Companies, (B) would be in violation of applicable Laws or regulations of any Governmental Entity or the provisions of any Contract or policy to which the any Acquired Company is a party or otherwise bound or is subject, (C) would contravene any fiduciary duty or (D) would result in the loss of the ability to successfully assert the attorney-client, work product or any other legal privilege, which Purchaser reasonably determines upon the advice of counsel), including financial statements and other financial records, relating to the Business, solely for the purposes of determining the Earn-Out Amount;

(v) refrain from intentionally taking any action or omitting to take an action in bad faith that is intended to reduce the amount of the Earn-Out Amounts that would otherwise be payable to Sellers under this Agreement;

(vi) renegotiate in good faith with Agent the earn-out thresholds described in Section 2.10 in the event of a sale, transfer, assignment or other disposal of material assets or Material Contracts of the Business to any third party, excluding any sale, transfer, assignment or other disposition of inventory in the Ordinary Course consistent with past practice to adjust for the revenue that otherwise would have been generated by the material assets or Material Contracts that are transferred or disposed of; and

(vii) other than as required by Law, refrain from entering into or permitting to exist any covenants or restrictions, whether in documents pertaining to indebtedness or otherwise, that specifically restrict payment of any Earn-Out Amount or compliance with this Agreement or that are in conflict with the provisions of this Agreement.

For the avoidance of doubt, except as expressly set forth in clauses (i) – (vii) of this Section 2.10(g), (w) Purchaser shall have the right to own and operate the Business and the Acquired Companies in any way that Purchaser and its Affiliates deem appropriate, in their sole discretion, (x) Sellers have not relied on any statements or information provided by Purchaser or its Affiliates with respect to potential Acquired Company Revenue or other performance of the Business or the Acquired Companies, (y) neither Purchaser nor any of its Affiliates owe any fiduciary duty to Sellers or any of their Affiliates or equityholders in connection with the ownership and operation of the Business and the Acquired Companies, and (z) the Parties intend the express provisions of this Agreement to govern their contractual relationship in respect of the payment of the Earn-Out Amounts, if any.

(h) At any time after the Closing Date, Purchaser may, in its sole discretion, elect to pay the full Earn-Out Amount by wire transfer of immediately available funds to an account designated in writing by Agent which, upon payment thereof, shall fully release and discharge Purchaser, its successors and assigns from any further liability or obligation under this Section 2.10. For greater certainty, such payment shall be subject to Section 2.10(e).

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2.11 Termination of Shareholders' Agreement.

Sellers and the Corporation agree that (i) prior to Closing, each of the Sellers was party to the Corporation's shareholders agreement dated December 17, 2018 between the Corporation and the persons listed on schedules I and II thereto (the "Shareholders' Agreement"), and (ii) effective upon Closing, all rights and obligations of the parties thereunder shall terminate.

2.12 Tax Withholding.

Notwithstanding anything in this Agreement to the contrary, Purchaser and the Acquired Companies shall be entitled to deduct and withhold from any amount otherwise payable to any Person pursuant to this Agreement such amounts, if any, as are required to be deducted and withheld pursuant to applicable Laws. To the extent that any such amounts are so withheld and are timely remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in accordance with this Agreement. Notwithstanding the foregoing, if Purchaser or an Acquired Company makes a payment to a Person pursuant to this Agreement that it determines is subject to deduction or withholding (other than a payment pursuant to the Employee Contingent Bonus Obligations or in connection with the exercise of Options in accordance with Section 2.9, which the Parties agree will be subject to withholding), then it shall use commercially reasonable efforts to provide such Person with at least 10 days' notice of the intent to deduct and withhold and within that period a reasonable opportunity to provide forms or other evidence that would reduce or eliminate any such amounts otherwise required to be deducted and withheld.

Article 3
REPRESENTATIONS AND WARRANTIES OF SELLERS

3.1 Representations and Warranties of Sellers as to Sellers.

Except as set forth in the Disclosure Letter, each Seller separately represents and warrants, as to itself, but not as to any other Seller, to and in favour of Purchaser as follows as of the date hereof, and acknowledges and confirms that Purchaser is relying upon such representations and warranties in connection with the entering into of this Agreement, which such representations and warranties are subject to the limitations in Section 6.1:

(a) Incorporation and Status of Sellers.

(i) In the case of a Seller that is an individual, such Seller has full legal capacity to execute and deliver and perform his or her obligations under this Agreement and the Ancillary Agreement to which it is a party.

(ii) In the case of a Seller that is not an individual, such Seller is a corporation, limited partnership or other legal entity, as applicable, duly incorporated, amalgamated or formed, respectively, and validly existing and in good standing under the Laws of its jurisdiction of incorporation, amalgamation or formation, respectively, and has all requisite power and authority to execute and deliver and perform its obligations under this Agreement and the other and the Ancillary Agreement to which it is a party.

(b) Validity of Agreement. The execution, delivery and performance by such Seller of this Agreement and the Ancillary Agreement to which it is a party and the consummation by such Seller of the transactions contemplated hereby and thereby:

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(i) in the case of a Seller that is a corporation, have been duly authorized by all necessary corporate action on its part;

(ii) in the case of a Seller that is a corporation, does not (or would not with the giving of notice, the lapse of time, or both, or the happening of any other event or condition) result in a breach or a violation of, or conflict with, or allow any other Person to exercise any rights under, any terms or provisions of its constating documents or other similar documents;

(iii) does not and will not constitute (with or without the giving of notice, the lapse of time, or both) an event which would result in the creation of any Lien (other than a Permitted Equity Lien) on the Purchased Shares or any property or asset of the Acquired Companies;

(iv) does not result in a material violation or breach of (with or without due notice or lapse of time or both), give rise to any right of termination, cancellation or acceleration under, or require the consent of any third party to, any Material Contract to which it is a party; and

(v) will not result in the violation of any applicable Law to which it is subject or by which any of its properties or assets are bound.

(c) Execution and Binding Obligation. Such Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreement to which it is a party and to perform its obligations under this Agreement and the Ancillary Agreement to which it is a party. This Agreement and the Ancillary Agreement to which it is a party have been duly and validly authorized by all requisite action on the part of such Seller, and this Agreement and the Ancillary Agreement to which it is a party constitute a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms subject only to any limitation on enforcement under applicable Laws relating to (i) bankruptcy, winding-up, insolvency, arrangement and other similar Laws of general application affecting the enforcement of creditors' rights; and (ii) the discretion that a court may exercise in the granting of extraordinary remedies such as specific performance and injunction.

(d) Litigation. There are no claims, actions, proceedings, suits, investigations, inquiries, reviews, judgments or decrees pending, or, to such Seller's knowledge, threatened against such Seller, which prohibit, restrict or seek to enjoin the transactions contemplated by this Agreement or that would reasonably be expected to materially impair such Seller's ability to perform its obligations under this Agreement or the Ancillary Agreement to which it is a party.

(e) Required Authorizations. No filing with, notice to or Authorization of, any Governmental Entity is required by such Seller as a condition to the lawful completion of the transactions contemplated by this Agreement where the failure to make the filing, give notice or obtain and maintain any such Authorization would reasonably be expected to materially impair such Seller's ability to perform its obligations under this Agreement or the Ancillary Agreement to which it is a party and consummate the transactions contemplated by this Agreement .

(f) Title to Purchased Shares.

(i) Schedule 3.1(f)(i) of the Disclosure Letter sets forth the name of each Seller, together with the number and class of shares in the capital of Corporation held by such Seller immediately prior to the exercise of the Options in connection with Closing.

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(ii) As of the date hereof, (A) such Seller is the registered and beneficial owner of the number and class of shares in the capital of Corporation set out beside its name in Schedule 3.1(f)(ii) of the Disclosure Letter, with good and valid title thereto, free and clear of all Liens, except Permitted Equity Liens, and (B) upon the consummation of the transactions contemplated by this Agreement, such Seller shall transfer to Purchaser good and valid title to the Purchased Shares owned by such Seller, free and clear of all Liens, except Permitted Equity Liens. Such Seller has the power and authority to sell, transfer, assign and deliver the Purchased Shares as provided in this Agreement, and such delivery will convey to Purchaser good and marketable title to such Purchased Shares, free and clear of any and all Liens, except Permitted Equity Liens.

(g) Residence of Sellers. Either (i) such Seller is not a non-resident of Canada or is a "Canadian partnership", both within the meaning of the Tax Act, or (ii) the Purchased Shares sold by such Seller are not "taxable Canadian property" within the meaning of the Tax Act.

(h) Bankruptcy. There are no bankruptcy, insolvency, reorganization, receivership or arrangement actions, suits, proceedings or claims pending against, being contemplated by or, to the knowledge of such Seller, threatened against such Seller. Such Seller is not (and will not be upon the consummation of the transactions contemplated hereby) insolvent.

(i) No Brokers. Except as disclosed in Schedule 3.1(i) of the Disclosure Letter, no broker, financial advisor, finder or investment banker or other Person is entitled to receive from such Seller, directly or indirectly, any brokerage, financial advisor's, finder's or other contingent fee or commission or any similar charge in connection with the transactions contemplated by this Agreement.

3.2 Representations and Warranties of Sellers as to the Acquired Companies.

Except as set forth in the Disclosure Letter, Sellers jointly and severally represent and warrant to Purchaser as follows as of the date hereof, and acknowledge and confirm that Purchaser is relying upon such representations and warranties in connection with the entering into of this Agreement, which such representations and warranties are subject to the limitations in Section 6.1:

(a) Incorporation and Qualification of Acquired Companies. Each Acquired Company is an entity constituted and validly existing and in good standing under the Laws of the jurisdictions set forth on Schedule 3.2(a). Each Acquired Company is duly registered, licensed or qualified, and has all requisite power and authority to own, lease and operate its assets and properties, to carry on the Business in each jurisdiction in which the Business, as now being conducted by it, makes such registration, licensing or qualification necessary, except for any failure to be so registered, licensed or qualified which would not be material to the Business.

(b) No Other Agreement to Purchase. Other than Purchaser's rights under this Agreement, no Person has any written or oral agreement, option or warrant or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming such for (i) the purchase, subscription, allotment or issuance of unissued shares or securities of any Acquired Company, or (ii) the purchase or acquisition of any assets of any Acquired Company, other than in the Ordinary Course.

(c) Corporate Records. The corporate records of each Acquired Company made available to Purchaser are complete and accurate, in all material respects, and include the notice of articles, articles and by-laws, as applicable, minutes of meetings and resolutions of shareholders and directors, and the share certificate books, securities register, register of transfers and register of directors of such Acquired Company.

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(d) No Conflict. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreement:

(i) does not (or would not with the giving of notice, the lapse of time, or both, or the happening of any other event or condition) result in a breach or a violation of, or conflict with, or allow any other Person to exercise any rights under, any terms or provisions of any Acquired Companies' constating documents or other similar documents, including the Shareholders' Agreement;

(ii) does not and will not constitute (with or without the giving of notice, the lapse of time, or both) an event which would result in the creation of any Lien (other than a Permitted Equity Lien) on the Purchased Shares or any property or asset of the Acquired Companies;

(iii) does not result in a material violation or breach of (with or without due notice or lapse of time or both) or give rise to any right of termination, cancellation or acceleration under, any Material Contract to which it is a party; and

(iv) will not result in the violation of any applicable Law to which it is subject or by which any of its properties or assets are bound.

(e) Required Authorizations. Except as disclosed in Schedule 3.2(e) of the Disclosure Letter, no filing with, notice to or Authorization of, any Governmental Entity is required by any of the Acquired Companies as a condition to the lawful completion of the transactions contemplated by this Agreement.

(f) Required Consents. Except as disclosed in Schedule 3.2(f) of the Disclosure Letter, there is no requirement to obtain any consent, approval or waiver of a party under any Contract to which any Acquired Company is a party, in connection with the completion of the transactions contemplated by this Agreement, except for such consents, approvals or waivers which, if not obtained would not be material to the Business, taken as a whole.

(g) Authorized and Issued Capital.

(i) The authorized capital of each Acquired Company is as set out in Schedule 3.2(g)(i) of the Disclosure Letter. All of the outstanding Purchased Shares and Subsidiaries' Shares have been duly authorized, are fully paid and nonassessable and have been issued in compliance with all applicable federal and provincial securities Laws. The Purchased Shares constitute all of the issued and outstanding shares in the capital of Corporation. The Subsidiaries' Shares constitute all of the issued and outstanding shares in the capital of the Subsidiaries.

(ii) Schedule 3.2(g)(ii) of the Disclosure Letter sets forth the name of each Option Holder, together with the number of Options held, the number of Options vesting in connection with Closing, the number of shares underlying such Option and the relevant exercise price(s) and tax withholding amounts immediately prior to the exercise of the Options in connection with Closing. All Options were granted in accordance with the terms of the Option Plan and in compliance with all applicable securities laws.

(iii) There are no outstanding Options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, stock or equity appreciation rights,

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profit participation share equivalent, phantom equity, other equity-based award or right, or other options or notes held by any Person convertible or exchangeable for any shares or other securities of any Acquired Company.

(h) Subsidiaries and Other Interests. Except for the Subsidiaries' Shares, neither Corporation nor any of the Subsidiaries, directly or indirectly, owns or holds any shares or other ownership, equity or proprietary interest in any Person. No Subsidiary is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any liability of, any Person.

(i) Title to the Subsidiaries' Shares. The Corporation, either directly or indirectly through the Subsidiaries', is the registered and beneficial owner of the Subsidiaries' Shares with good title thereto, free and clear of all Liens, other than Permitted Equity Liens.

(j) Environmental Matters.

(i) Except as set forth in Schedule 3.2(j)(i) of the Disclosure Letter, each Acquired Company is, and has been for the past three years, conducting the Business in compliance with all applicable Environmental Laws in each jurisdiction in which it carries on business, which includes holding and complying in all material respects with any material Authorization required under such Environmental Laws, except where failure to do so would not be material to the Business, taken as a whole.

(ii) Except as set forth in Schedule 3.2(j)(ii) of the Disclosure Letter, there has been no Release of Hazardous Materials on, in, to or at any Leased Real Property by the Acquired Companies or, to the knowledge of Sellers, any other Person, in quantities or concentrations that would reasonably be expected to result in any liability to the Acquired Companies under applicable Environmental Laws, except where such Release would not be material to the Business, taken as a whole.

(iii) Except as set forth in Schedule 3.2(j)(iii) of the Disclosure Letter, other than where it would not be material to the Business taken as a whole, none of the Acquired Companies has received any written claim, complaint, notice or order, from any Governmental Entity or any other Person (A) to alter any of the Leased Real Properties in a material way in order to be in compliance with Environmental Laws, or (B) to perform any environmental closure, decommissioning, rehabilitation, restoration or post-remedial investigations, on, about, or in connection with any Leased Real Property, or (C) alleging that the Acquired Companies have any liability under any Environmental Law or are not in compliance with any such Environmental Law, in each case, the subject of which is unresolved.

(k) Employee Matters.

(i) Schedule 3.2(k)(i) of the Disclosure Letter sets forth an anonymized list of employees and independent contractors of the Acquired Companies as of the date of this Agreement, which indicates the following for each employee and independent contractor: (A) employee identification number; (B) title; (C) work location; (D) the entity or entities by which such individual is employed or engaged; (E) hire date; (F) salary or wages rate; (G) eligibility for commissions and bonuses; (H) the vacation days to which each employee is entitled on the

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date of such list (including any accrued and unused vacation days); and (H) status as active or inactive (and where inactive, the reason for such leave and expected date of return, if known).

(ii) Except as set forth in Schedule 3.2(k)(ii) of the Disclosure Letter, no Acquired Company is a party to any written agreement pursuant to which either: (A) severance or termination payments to any employee or other service provider may be required to be paid, waived or renounced solely as a result of the completion of the transactions contemplated by this Agreement; or (B) any employee or other service provider who is bound by confidentiality, non-competition or non-solicitation covenants with an Acquired Company is relieved thereof solely as a result of the completion of the transactions contemplated by this Agreement.

(iii) The Acquired Companies are not bound by any collective bargaining agreements, employee association agreements, labour contracts, letters of understanding, letters of intent, voluntary recognition agreements or legally binding commitments to any trade union, council of trade unions, employee association, employee bargaining agency or affiliated bargaining agent.

(iv) Except as set forth in Schedule 3.2(k)(iv) of the Disclosure Letter, no Acquired Company is party to any written Contract containing written termination provisions that purport to entitle an employee to notice of termination (or payment in lieu of notice) or severance payments in excess of the minimum required under applicable employment standards legislation in the province of such employee’s employment.

(v) Schedule 3.2(k)(v) of the Disclosure Letter sets forth each Benefit Plan. For purposes of this Agreement, "Benefit Plan" means each pension, retirement, supplemental pension, profit sharing, bonus, incentive, savings, deferred compensation, stock option, equity or equity-based, purchase or appreciation, change of control, health, welfare, medical, dental, life insurance, disability, sick pay, severance pay, group insurance, retention, vacation or paid time off, fringe benefit, or other employee benefit plans, programs or arrangements (in each case, whether funded or unfunded, registered or unregistered, insured or uninsured, written or unwritten) sponsored, maintained or contributed to by an Acquired Company or with respect to which an Acquired Company has any actual or contingent liability or obligation, other than a benefit plan established pursuant to statute and administered by a Governmental Entity.

(vi) With respect to each Benefit Plan, Sellers have made available to Purchaser true, correct and complete copies of the following, to the extent applicable (A) the current plan document including any amendments thereto (or if oral, summaries of the material terms thereof), (B) the current trust, insurance, or other funding arrangement and service agreements related to such Benefit Plan’s administration, (C) the most recent employee booklets, (D) the most recent actuarial report, (E) the most recent financial statements and asset statements, and (F) all material, non-routine correspondence with all Governmental Entities for the past three years.

(vii) (A) Each Benefit Plan has been established, registered, sponsored, maintained, funded, invested and administered in all material respects according to its terms and applicable Laws and there are no material

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outstanding violations or defaults thereunder nor any actions, claims, investigations, audits by a Governmental Entity, or other proceedings by any Person pending or, to the knowledge of Sellers, threatened with respect to any Benefit Plan (other than routine claims for benefits), and, to the knowledge of Sellers, there is no fact, circumstance or event that would reasonably be expected to give rise to any such material claim or action, (B) no promise or commitment to increase benefits under any Benefit Plan or to adopt any additional Benefit Plan has been made except as required by applicable Laws or as may be required by a collective bargaining agreement, (C) the Acquired Companies have paid all contributions and all premiums in respect of each Benefit Plan in a timely fashion in accordance with the terms of each Benefit Plan and applicable Laws, and each Benefit Plan has been funded in accordance with applicable Laws and, as of the date hereof, there are no unfunded obligations with respect to any Benefit Plan, except as had not had a Material Adverse Effect, (D) no Benefit Plan or individual Contract of employment provides, and the Acquired Companies do not have any liability to any employee or other current or former service provider, for the payment of life, extended health or other welfare post-employment or post-retirement benefits, except for benefits required to be provided after termination of employment without cause pursuant to applicable Law relating to employment standards or pursuant to individual Contracts of employment or severance, and (E) the transactions contemplated herein (alone or in combination with any other event) will not, except as expressly contemplated by this Agreement, (1) entitle any employee or other current or former service provider of the Acquired Companies to any bonus, payment or benefit, including any change of control, transaction, retention, stay, severance, termination or similar bonus, payments or benefits or (2) increase or accelerate any funding, vesting, payment or entitlement under any Benefit Plan or otherwise to any employee or other current or former service provider of the Acquired Companies.

(viii) No Benefit Plan is (A) a "multi-employer plan" within the meaning of subsection 147.1(1) of the Tax Act or as such similar terms are defined in the Employment Pension Plans Act (Alberta) or similar applicable minimum pension standards legislation in Canada, (B) a "registered pension plan" within the meaning of subsection 248(1) of the Tax Act, or is otherwise subject to the Employment Pension Plans Act (Alberta) or similar applicable minimum pension standards legislation in Canada, or (C) a "retirement compensation arrangement" within the meaning of subsection 248(1) of the Tax Act. No Benefit Plan is intended to be a "salary deferral arrangement" within the meaning of subsection 248(1) of the Tax Act.

(ix) All data necessary to administer each Benefit Plan is in the possession of Sellers or their service providers and is in a form which is sufficient for the proper administration of such Benefit Plan in accordance with its terms and all applicable Laws and such data is complete and correct in all material respects.

(x) All amounts due or accrued with respect to employees and contractors, as applicable, of the Acquired Companies for all salary, wages, bonuses, commissions, vacation with pay, sick days, benefits under the Benefit Plans and premiums contributions pursuant to employment related Laws have either been paid or are accurately reflected in the Books and Records.

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(xi) Except as set forth in Schedule 3.2(k)(xi) of the Disclosure Letter, the Acquired Companies are in material compliance with all applicable Laws relating to employment and labour matters, including provisions thereof relating to employment standards, labour relations, human rights, workers' compensation, occupational health and safety, privacy, pay equity, unfair labour practices, collective bargaining, employee classification, employment discrimination, immigration, harassment, and retaliation.

(xii) Except as set forth in Schedule 3.2(k)(xii) of the Disclosure Letter, to the knowledge of Sellers, each Acquired Company has properly classified all individuals it employs or engages as independent contractors or employees for purposes of Taxes and applicable Laws. The Acquired Companies have not received any notice from any Governmental Entity disputing the classification of any of their independent contractors.

(xiii) There are no outstanding and unresolved inspection orders made under any occupational health and safety legislation against any of the Acquired Companies. There are no pending or, to the knowledge of Sellers, threatened charges or investigations against any Acquired Company under occupational health and safety legislation.

(xiv) There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workers' compensation legislation and the Acquired Companies have not been assessed or reassessed in any material respect under such legislation during the past three years and, to the knowledge of Sellers, no audit of the Acquired Companies is currently being performed by the Alberta Workers' Compensation Board, the Saskatchewan Workers' Compensation Board or any other applicable Governmental Entity pursuant to any applicable workers' compensation legislation.

(xv) During the preceding three years, (A) no allegations of workplace sexual harassment, discrimination or other misconduct have been made, initiated, filed or, to the knowledge of Sellers, threatened against any Acquired Company or any of their respective current or former directors, officers or senior level management employees, (B) except as set forth in Schedule 3.2(k)(xv)(B) of the Disclosure Letter, to the knowledge of Sellers, no incidents of any such workplace sexual harassment, discrimination or other misconduct have occurred, and (C) no Acquired Company has entered into any settlement agreement related to allegations of sexual harassment, discrimination or other misconduct by any of their directors, officers or employees described in clause (A) hereof.

(xvi) To the knowledge of Sellers, no current senior management employee or officer of an Acquired Company intends, or is expected, to terminate such individual’s employment relationship with such entity as a result of the consummation of the transactions contemplated by this Agreement.

(xvii) No trade union, council of trade unions, employee association, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any employees of the Acquired Companies by way of certification, interim certification, voluntary recognition or succession rights or has applied or, to the knowledge of Sellers, has threatened to apply to be certified as the

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bargaining agent of any employee of the Acquired Companies or to have an Acquired Company declared a related or successor employer. To the knowledge of Sellers, no Acquired Company is subject to any union organization effort.

(xviii) There has not been, for a period of 36 consecutive months preceding the date hereof, nor is there currently or, to the knowledge of Sellers, threatened any strike, slowdown, picketing, work stoppage or other similar labour activity with respect to the employees of any of the Acquired Companies. No Acquired Company has engaged in any unfair labour practice and, to the knowledge of Sellers, there are no pending or threatened complaints regarding any alleged unfair labour practice relating to employees of the Acquired Companies.

(l) Title to Assets. Except for the Intellectual Property which is dealt with in Section 3.2(p), and except as disclosed in Schedule 3.2(l) of the Disclosure Letter, and except for any Authorizations, licensed Intellectual Property, Leased Real Properties and assets otherwise used by the Acquired Companies pursuant to leases or licenses, each Acquired Company owns all of the material properties and assets that it purports to own, with good and valid title thereto, free and clear of any Liens, other than Permitted Liens. In the case of such material properties and assets used by the Acquired Companies pursuant to leases or other Contracts, such leases and other Contracts are valid and enforceable by and against the Acquired Company party to it.

(m) Condition of Tangible Assets. Except as disclosed in Schedule 3.2(m) of the Disclosure Letter, the vehicles, machinery, equipment and other tangible personal property of the Acquired Companies are, in all material respects, in good operating condition and repair having regard to their use and age, other than preventative maintenance and repairs in the Ordinary Course.

(n) Compliance with Laws. Each Acquired Company is, and has been for the past three years, conducting the Business in compliance with all applicable Laws in all material respects. None of the Acquired Companies has received any written notice from any Governmental Entity regarding any unresolved material violation or material failure to comply with any Law.

(o) Authorizations. The Acquired Companies hold all material Authorizations required to carry on the Business as now conducted by the Acquired Companies.

(p) Intellectual Property.

(i) Schedule 3.2(p)(i) of the Disclosure Letter contains a complete and accurate listing of all active (A) Intellectual Property registrations and pending applications before a Governmental Entity or domain name registrar forming a part of the Company Intellectual Property (the "Registered IP") and (B) material unregistered trademarks forming a part of the Company Intellectual Property.

(ii) The Registered IP is unexpired and is valid, subsisting and enforceable in all material respects.

(iii) The Acquired Companies own, or have a valid right to use, all Systems used in or required to carry on the Business as now conducted by the Acquired Companies. The consummation of the transactions contemplated hereby will not impair or interrupt in any material respect: (A) the Acquired Companies' access to and use of, or their respective right to access and use, the Systems or any third party databases or third party data used in connection with the

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Business; and (B) to the extent applicable, the Acquired Companies' customers' access to and use of the Systems. The Acquired Companies have implemented firewall protections, implemented virus scans and taken all steps in accordance with industry standards to secure the Systems from unauthorized access or use by any Person and to ensure the continued, uninterrupted and error-free operation of the Systems. The Acquired Companies have in effect industry standard disaster recovery plans and procedures in the event of any malfunction of or unauthorized access to any System.

(iv) To the knowledge of Sellers, except as disclosed in Schedule 3.2(p)(iv) of the Disclosure Letter, there (A) have been no unauthorized intrusions or breaches of security with respect to the Systems; (B) has not been any material malfunction of the Systems that has not been remedied or replaced in all respects; and (C) has been no material unplanned downtime or service interruption with respect to any Systems. Any incident disclosed in Schedule 3.2(p)(iv) has been remediated in full as of the date hereof.

(v) There is no action, suit, proceeding or claim pending or, to the knowledge of Sellers, threatened by others, against any Acquired Company challenging the validity or scope of the Registered IP or any Acquired Company's rights thereto.

(vi) There is no action, suit, proceeding or claim pending or, to the knowledge of Sellers, threatened by others, against any Acquired Company to the effect that such Acquired Company or the Company Intellectual Property infringes, dilutes, violates or misappropriates any Intellectual Property of any third party.

(vii) To the knowledge of Sellers, there is no infringement, dilution, violation or misappropriation by third parties of any Company Intellectual Property or any Intellectual Property licensed to any Acquired Company.

(viii) No Acquired Company is or has been infringing, diluting, violation or misappropriating any Intellectual Property owned by third parties.

(ix) Each Acquired Company either owns, free and clear of all Liens, except for Permitted Liens, or has licenses for all the Intellectual Property used in or necessary for the conduct of the Business. At the Closing, all Intellectual Property licensed to the Acquired Companies will remain available for use by the Acquired Companies on the same terms and conditions in all material respects applicable to the Acquired Companies prior to Closing.

(x) None of the Acquired Companies own any proprietary software.

(xi) The Acquired Companies take actions to protect and enforce the Company Intellectual Property, including to maintain the confidentiality of the trade secrets forming a part of the Company Intellectual Property and such actions are appropriate and reasonable in the industry in which the Business operates and in compliance with applicable Laws. No such trade secrets have been disclosed or authorized to be disclosed to any Person, other than in the Ordinary Course pursuant to an enforceable written confidentiality and non-disclosure agreement. All Persons who have contributed to, developed or conceived any Company Intellectual Property have done so pursuant to a valid

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and enforceable written agreement that irrevocably assigns to the Acquired Companies exclusive ownership of each such Person's contribution, development or conception and all Intellectual Property embodied therein or arising therefrom. No Company Intellectual Property (A) was developed with the use of funds or personnel provided by a Governmental Entity or educational institution or (B) comprised of material software has been or is required to be disclosed to any Person in source code form or has been or is required to be deposited into an escrow account.

(xii) There are, and for three years prior to the date hereof, to the knowledge of the Sellers, there have been no bugs, errors or defects in any of the commercially available products or services of the Acquired Companies, including any software, that would prevent or have prevented the same from performing in accordance with their published specifications or user documentation in any material respect. The Acquired Companies have taken reasonable actions consistent with industry norms to protect the security and integrity of its Systems and proprietary software of the Acquired Companies.

(q) Financial Statements.

(i) The audited Financial Statements have been prepared in accordance with ASPE and each presents fairly, in all material respects: (A) the consolidated financial position of the Acquired Companies, as at the respective dates of the relevant statements, and (B) the results of the consolidated operations and the consolidated cash flows of the Acquired Companies for the period covered by the audited Financial Statements, as applicable. True, correct and complete copies of the Financial Statements are provided in Schedule 1.1(oo) of the Disclosure Letter.

(ii) Except as disclosed in Schedule 3.2(q)(ii) of the Disclosure Letter, there are no outstanding liabilities or obligations of the Acquired Companies and its consolidated Subsidiaries required to be disclosed in accordance with ASPE other than: (A) liabilities reserved against or reflected in the Financial Statements or disclosed in the notes thereto; (B) liabilities disclosed in the Disclosure Letter; (C) liabilities incurred in connection with the transaction contemplated by this Agreement; and (D) liabilities incurred in the Ordinary Course of business since the Balance Sheet Date.

(r) Material Adverse Effect. Since the Balance Sheet Date, there has not been a Material Adverse Effect.

(s) Litigation. Except as disclosed in Schedule 3.2(s) of the Disclosure Letter, there are no claims, actions, proceedings, suits, investigations, inquiries, reviews, judgments or decrees pending against or involving any Acquired Company. To the knowledge of Sellers, there are no threatened claims, actions, proceedings, suits, investigations, inquiries, reviews, judgments or decrees pending against or involving any Acquired Company, other than in the Ordinary Course. As at the date hereof, no Acquired Company is subject to a judgment, order or decree.

(t) Contracts.

(i) Schedule 3.2(t)(i) of the Disclosure Letter contains a complete list of the following Contracts, other than Benefit Plans, as of the date hereof (the

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Contracts described in this Section 3.2(t)(i), together with all exhibits and schedules thereto being, the "Material Contracts"):

(A) any distribution, sales or advertising Contract for an amount in excess of $250,000 on an annual basis or any agency Contract;

(B) any Contract under which any Acquired Company is obliged to make payments on an annual basis in excess of $250,000 in the aggregate;

(C) all Contracts between any Acquired Company, on the one hand, and a Top Customer or Top Supplier, on the other hand;

(D) any Contract containing call upon, option to purchase, take-or-pay provisions, minimum volume commitments, or similar rights or obligations affecting the Business;

(E) any partnership, joint venture, or franchise agreement or other similar agreement relating to the Business;

(F) any Contract (other than between and among the Acquired Companies) under which Indebtedness for borrowed money in excess of $250,000 is outstanding or pursuant to which any property or asset of any Acquired Company is mortgaged, pledged or otherwise subject to a Lien (other than a Permitted Lien) for an amount in excess of $250,000, or any Contract restricting the incurrence of Indebtedness by any Acquired Company or the incurrence of Liens (other than Permitted Liens) on any properties or securities of wholly-owned subsidiaries or restricting the payment of dividends;

(G) any Contract that constitutes a lease under which any Acquired Company is the lessor or the lessee of personal property which lease (1) cannot be terminated by such Acquired Company without penalty upon 90 days' or less written notice and (2) involves an annual base rental of more than $250,000 (without regard to any increase in price);

(H) any Contract that (1) contains a non-compete provision purporting to restrict, limit or prohibit the manner in which, the timing of, or the locations in which, any Acquired Company may conduct the Business, (2) grants "most favored nation" pricing or terms, (3) restricts or purports to restrict the ability of any Acquired Company to solicit or hire any person, or (4) grant any right of first refusal, right of first negotiation or similar right;

(I) any employment of consulting Contract that provides for annual compensation in excess of $150,000 and cannot be terminated without penalty or severance on less than 30 days’ notice (or such longer notice period mandated by applicable employment standards legislation);

(J) any Related Party Agreement (as defined below);

(K) any Contract providing for the sale or acquisition of, or option to sell or acquire, any property with a fair market value in excess of $250,000 in

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respect of which the applicable transaction has not been consummated, in each case, other than any such Contract entered into in the Ordinary Course;

(L) any Contract in respect of (1) the licensing of Company Intellectual Property to third parties (other than non-exclusive licenses to Company Intellectual Property granted to customers in the Ordinary Course) or (2) the licensing, development, acquisition or sale of other Intellectual Property (other than non-exclusive object code licenses to commercially available off-the-shelf software); and

(M) any Contract containing any guarantee, indemnification (including any Contract pursuant to which any Acquired Company is obligated to indemnify or reimburse any current or former director (or equivalent) or officer of an Acquired Company) or warranty on the part of an Acquired Company other than any such Contract entered into by an Acquired Company in the Ordinary Course.

(ii) No Acquired Company or, to the knowledge of Sellers, any other party thereto, is in breach or violation of, or default (in each case, with or without notice or lapse of time or both) in any material respect under, any Material Contract and no Acquired Company has received or given any written notice of default under any such Material Contract which remains uncured.

(u) Owned Real Property. Schedule 3.2(u) of the Disclosure Letter sets forth a complete and accurate list of all real property and interests in real property owned in fee simple by the Acquired Companies, whether legally or beneficially (the "Owned Real Property"). The applicable Acquired Company has good, and valid fee simple title to each Owned Real Property, free and clear of all Liens (other than Permitted Liens). Except as disclosed in Schedule 3.2(u) of the Disclosure Letter, the applicable Acquired Company has not leased or otherwise granted to any Person the right to use or occupy each Owned Real Property or any portion thereof. There are no outstanding options, rights of first offer, rights of first refusal or other similar rights to purchase or lease any Owned Real Property or any portion thereof or interest therein. No Acquired Company is party to any agreement or option to purchase any real property or interest therein.

(v) Leased Real Property.

(i) Schedule 3.2(v) of the Disclosure Letter sets forth a complete and accurate list of all real property and/or premises currently leased (including properties subject to ground leases), subleased, licensed or otherwise occupied by any Acquired Company from a third party other than between or among the Acquired Companies (collectively, the "Leased Real Properties" and, together with the Owned Real Property, the "Acquired Company Real Property"), including the name of the entity holding such leasehold interest and a complete list of Lease Documents. Complete and accurate copies of all leases, lease guaranties, subleases, licenses granting a right in the occupancy or use of Leased Real Property, including all amendments, terminations and modifications thereof in the possession of the Seller (collectively, the "Lease Documents") have been made available to Purchaser, and there are no other Lease Documents affecting the material terms governing the Leased Real Property or to which the Acquired Companies are bound. Except as set forth on Schedule 3.2(v) of the Disclosure Letter, and except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws

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relating to creditors' rights generally, or subject to general principles of equity, the applicable Acquired Company has a valid, binding and enforceable leasehold interest under each lease for the Leased Real Properties, free and clear of all Liens (other than Permitted Liens). As of the date hereof, no Acquired Company is in material breach or violation of, or default, in each case, with or without notice or lapse of time or both, under any of the Lease Documents and no Acquired Company has received or given any notice of default under any Lease Document which remains uncured. To the knowledge of Sellers, there is no material default by any other parties to the Lease Documents nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Acquired Companies or any other party thereto. Except as set forth on Schedule 3.2(v) of the Disclosure Letter, no Acquired Company has subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof. Other than the Acquired Companies, there are no other parties occupying or, to the knowledge of Sellers, with a right to occupy, the Leased Real Property.

(ii) The Acquired Company Real Property constitutes all interests in real property used, occupied or held for use in connection with the Business as it is conducted on the date hereof, and except for the Acquired Company Real Property, no Acquired Company has any real property interest or place of business. To the knowledge of Sellers, no parcel of the Acquired Company Real Property is subject to any pending or threatened governmental decree or order to be sold or is being condemned, expropriated, re-zoned or otherwise taken by any public authority with or without payment of compensation therefor or any material violation of any applicable Laws in respect of any Acquired Company Real Property. To the knowledge of Sellers, the Acquired Company Real Property is: (i) in all material respects in good operating condition and repair having regard to its use and age, ordinary wear and tear excepted; (ii) maintained in a manner consistent with standards generally followed with respect to similar properties; and (iii) suitable in all material respects for the conduct of the Business as presently conducted. To the knowledge of Sellers, no Acquired Company has contracted or arrange for, or permitted, any construction or other improvements to the Acquired Company Real Property in the last three (3) months which could result in a construction or materials Lien against any of the Acquired Company Real Property, save and except for a Permitted Lien.

(w) Conduct of Business. Except as disclosed in Schedule 3.2(w) of the Disclosure Letter, since the Balance Sheet Date:

(i) each Acquired Company has conducted the Business in the Ordinary Course (except to the extent reasonably required or advisable due to a COVID-19 Measure);

(ii) there has been no Material Adverse Effect;

(iii) no Acquired Company has declared, set aside or paid any non-cash dividend or other distribution or similar payment in respect of its equity interests;

(iv) no Acquired Company has made any material change in its accounting principles and practices which are not required by ASPE as theretofore applied

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including, the basis upon which its assets and liabilities are recorded on its books and its earnings and profits and losses are ascertained;

(v) there has been no casualty, loss, damage or destruction (whether or not covered by insurance) of any property that is material to the Acquired Companies;

(vi) no Acquired Company has sold, leased, transferred, assigned, abandoned or allowed to lapse, in one or more transactions, any assets, tangible or intangible (including Intellectual Property), other than in the Ordinary Course or in transactions which are not material to the Business, taken as a whole, and other than transactions among one or more of the Acquired Companies;

(vii) no Acquired Company has made any loan to, or any other investment in, any other Person other than between and among the Acquired Companies;

(viii) there have been no material business interruptions or liabilities arising out of, resulting from or related to COVID-19 or COVID-19 Measures;

(ix) no Acquired Company has adopted, amended, modified or terminated any Benefit Plan for the benefit of any of its employees, other than such adoptions, amendments, modifications or terminations which are not material to the Business, taken as a whole or which are required pursuant to applicable Laws or the terms of such Benefit Plan;

(x) there has been no (A) increase in compensation payable, or that will become payable, to any employee or service provider of the Acquired Companies in excess of $50,000, other than in the Ordinary Course or in connection with the transactions contemplated by this Agreement, or (B) grant of any new bonus or severance arrangement to any employee or service provider of the Acquired Companies in excess of $100,000, other than in the Ordinary Course or in connection with the transactions contemplated by this Agreement;

(xi) no Acquired Company has incurred, canceled, compromised, released or guaranteed any Indebtedness, other than (A) any Indebtedness for borrowed money that will be paid off at or prior to the date hereof, (B) letters of credit or any Hedge Contract entered into in the Ordinary Course, (C) transactions among one or more of the Acquired Companies, and (D) any Indebtedness under or relating to the Credit Agreement;

(xii) no Acquired Company has (A) acquired by merger, consolidation, the purchase of all or a material portion of the equity interests in or assets of, or otherwise, any entity or Person or any business of any Person or division thereof (other than from another Acquired Company) or (B) sold, assigned, transferred, conveyed, leased, licensed (or sublicensed) or disposed of any of its material assets or properties (other than to any other Acquired Company), other than in the Ordinary Course or in a transaction for total consideration in excess of $250,000;

(xiii) no Acquired Company has instituted, settled, agreed to settle, waived, compromised or commenced any actual or threatened legal proceedings involving payments by or to any Acquired Company of more than $25,000 or that would otherwise impose any continuing obligation or restriction (other than

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customary confidentiality obligations and other obligations that are de minimis in nature) on the Acquired Companies or any of their Affiliates, or entered into any consent decree or settlement agreement with any other Person, or offered or proposed to do any of the foregoing; and

(xiv) no Acquired Company has undertaken, completed, authorized, recommended, proposed, announced or effected any plan or agreement of complete or partial liquidation, dissolution, restructuring, winding up, recapitalization or other reorganization of any Acquired Company, or otherwise failed to maintain its existence; and

(xv) no Acquired Company has amended, entered into, modified in any material respect, renewed, voluntarily terminated or granted any release or relinquishment of any material right under any Material Contract, other than in the Ordinary Course.

(x) Insurance. Schedule 3.2(x) of the Disclosure Letter sets out a complete and accurate list of all insurance policies which are maintained by the Acquired Companies, other than Benefit Plans. A copy of each such policy has been made available to Purchaser prior to the execution of this Agreement. All insurance policies set forth on Schedule 3.2(x) of the Disclosure Letter are in full force and effect and there is no material claim pending under any such policies as to which coverage has been denied or disputed by the insurer other than customary indications as to reservation of rights by insurers. The Acquired Companies are in compliance in all material respects with all requirements to purchase, carry or maintain insurance under applicable Laws, and no written notice has been received by any Acquired Company (i) of any default under any insurance policy pertaining to the Acquired Companies or the Business (ii) that would reasonably be expected to be followed by a written notice of cancellation, alteration of coverage or non-renewal of any insurance policy set forth Schedule 3.2(x) of the Disclosure Letter. No Acquired Company is in default in any material respects with respect to any of the provisions contained in such insurance policies or the payment of any premiums under any such insurance policy, nor has any Acquired Company failed to give any notice or to present any claim under any such insurance policy in a due and timely fashion, where such default or failure would have a Material Adverse Effect.

(y) Bank Accounts. Schedule 3.2(y) of the Disclosure Letter is a correct and complete list showing the name of each deposit, demand, time, savings, passbook, security or similar accounts that each Acquired Company maintains with any bank or financial institution, the names and addresses of the financial institutions maintaining each such account and the authorized signatories on each such account.

(z) Tax Matters. Except as disclosed in the corresponding subsection of Schedule 3.2(z) of the Disclosure Letter:

(i) The Acquired Companies have timely filed or caused to be timely filed with the appropriate Governmental Entity, in the manner prescribed by applicable Law, all income and other Tax Returns which are required to be filed by or with respect to them. The information contained in such Tax Returns is accurate, correct and complete in all material respects.

(ii) The Acquired Companies have paid all Taxes which are due and payable as required by applicable Law (whether or not such Taxes were shown or reportable on any Tax Return). Each of the Acquired Companies has made adequate provision in the Books and Records and the Financial Statements for all Taxes which are not yet due and payable but which relate to periods

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ending on or before the date thereof. Since the Balance Sheet Date, the Acquired Companies have only incurred Tax liabilities in the Ordinary Course.

(iii) No Tax Return of any of the Acquired Companies is under audit or examination by any Governmental Entity, and no written notice of such an audit or examination has been received by any of the Acquired Companies. There is no deficiency or refund administrative proceeding or litigation with respect to any Taxes due and owing by any of the Acquired Companies pending before any Governmental Entity, and any deficiency resulting from any completed audit or examination relating to Taxes by any Governmental Entity has been timely paid.

(iv) There are no outstanding agreements, arrangements, waivers or objections extending the statutory limitations period or providing for an extension of time with respect to the assessment, reassessment or collection of Taxes of any of the Acquired Companies.

(v) There are no claims, actions, suits or audits pending or threatened against any of the Acquired Companies in respect of Taxes that have been raised in writing by a Governmental Entity.

(vi) There are no Liens for Taxes upon the assets of the Acquired Companies, other than Permitted Liens.

(vii) No written claim has been made by any Governmental Entity in any jurisdiction where any Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to Tax by that jurisdiction. None of the Acquired Companies is currently the beneficiary of any extension of time within which to file a Tax Return, and no power of attorney has been executed by or on behalf of any of the Acquired Companies with respect to Taxes that is currently in force.

(viii) None of the Acquired Companies will be required under applicable Laws to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, by virtue of a change in method of accounting made prior to the Closing, a "closing agreement" entered into prior to the Closing, an installment sale or open transaction effected prior to the Closing, a prepaid amount received prior to the Closing or a deferred revenue or other reserve (except to the extent that such amount is actually taken into account in the determination of the Purchase Price in a manner that actually reduces the Purchase Price).

(ix) None of the Acquired Companies has any liability for Taxes of any Person (other than the Acquired Companies) as transferee or successor, by written contract (except commercial agreements entered into in the Ordinary Course the primary subject of which is not Taxes), or otherwise.

(x) Since December 17, 2018, none of the Acquired Companies is, or at any time prior to Closing will be, a "controlled foreign corporation" within the meaning of Section 957 of the Code.

(xi) Each Acquired Company has withheld from each payment made to other persons, including any of its past and present shareholders, directors, officers,

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employees, agents, consultants and non-residents the amount of all Taxes required to be withheld and has paid such amounts when due, in the form required under appropriate laws.

(xii) Each Acquired Company has collected from each receipt from any of its past and present customers (or other Persons paying amounts to the Acquired Companies) the amount of all Taxes required to be collected and has paid and remitted such Taxes when due, in the form required under appropriate laws or made adequate provision for the payment of such amounts to the proper receiving authorities.

(xiii) Each of the Acquired Companies is, and since inception has been, classified as a C corporation for U.S. federal income tax purposes.

(xiv) All government subsidies, government assistance and Tax credits and refunds claimed or received by the Acquired Companies, including, for greater certainty, under section 125.7 and subsection 153(1.02) of the Tax Act, and/or any COVID-19 related subsidies, credits, assistance, filing delays, and/or waivers from any Governmental Entity, were claimed and received in accordance with all applicable Laws and the Acquired Companies have complied in all respects with all obligations or conditions associated with such government subsidies, government assistance, Tax credits and Tax refunds.

(xv) There are no transactions or events that have resulted, and no circumstances existing which could result, in the application to the Acquired Companies of sections 15, 17, 79 to 80.04 of the Tax Act or any analogous provision of any similar Law.

(xvi) The Acquired Companies have never engaged in any "reportable transaction" as defined in subsection 237.3(1) of the Tax Act.

(xvii) Redco Equipment Sales Ltd., 2153125 Alberta Ltd., and Great North Equipment Inc. are duly registered with the Canada Revenue Agency under the Excise Tax Act (Canada) for the purposes of the GST/HST. All input tax credits, rebates and refunds or other amounts claimed by Redco Equipment Sales Ltd. and Great North Equipment Inc. for GST/HST and provincial sales tax purposes were calculated in accordance with applicable Law. Redco Equipment Sales Ltd. and Great North Equipment Inc. have complied with all registration, reporting, payment, collection and remittance requirements and obligations in respect of GST/HST and provincial sales tax legislation, and any similar applicable Law. Great North Equipment, Inc. is duly registered for Saskatchewan provincial sales tax and Manitoba retail sales tax.

(xviii) The terms and conditions made or imposed in respect of every transaction (or series of transactions) between the Acquired Companies and any Person that is (A) a non-resident of Canada for purposes of the Tax Act and (B) not dealing at arm's length with the Corporation for purposes of the Tax Act, do not differ from those that would have been made between Persons dealing at arm's length for purposes of the Tax Act or any analogous provision of any similar Law. The Acquired Companies have made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act with respect to all transactions between the Acquired Companies and any

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non-resident of Canada with whom the Acquired Companies were not dealing at arm's length for purposes of the Tax Act.

(xix) All dividends (including any deemed dividends) paid and designated as "eligible dividends", as that term is defined in subsection 89(1) of the Tax Act, have been properly designated and paid in accordance with subsection 89(14) of the Tax Act by the Acquired Companies and they have no liability for Tax under subsection 185.1(1) of the Tax Act. Each of the Acquired Companies has never paid or been deemed to have paid any capital dividend in excess of its capital dividend account immediately before the time the capital dividend was paid or deemed to have been paid that would give rise to any liability for Tax under section 184 of the Tax Act.

(aa) Customers and Suppliers. Schedule 3.2(aa) of the Disclosure Letter contains a list of the top 10 customers of the Acquired Companies (determined on the basis of revenues) for each of the last two fiscal years (collectively, the "Top Customers"), together with the amount of such revenues generated by each Top Customer during such period, and the top 10 suppliers of the Acquired Companies (determined on the basis of cost of goods and services purchased) for each of the last two fiscal years (collectively, the "Top Suppliers"), together with the amount paid to each Top Supplier during such period. Since the Balance Sheet Date, no Top Customer or Top Supplier has terminated its relationship with any Acquired Company, or reduced or changed the pricing terms outside of the Ordinary Course, except for such terminations and reductions or changes that would not be material to the Business. No Acquired Company is engaged in any dispute with any Top Customer or Top Supplier and no Acquired Company has received written notice that a Top Customer or Top Supplier intends to (i) terminate, limit or reduce its business relations with any Acquired Company or (ii) reduce or change the pricing or other terms of its business with any Acquired Company, except in any case where it would not be material to the Business. To the knowledge of Sellers, the consummation of the transactions contemplated by this Agreement will not adversely affect the relationship between any Acquired Company and any Top Customer or Top Supplier.

(bb) No Brokers. Except as disclosed in Schedule 3.2(bb) of the Disclosure Letter, no broker, financial advisor, finder or investment banker or other Person is entitled to receive from any of the Acquired Companies, directly or indirectly, any brokerage, financial advisor's, finder's or other contingent fee or commission or any similar charge in connection with the transactions contemplated by this Agreement.

(cc) Bankruptcy. There are no bankruptcy, insolvency, reorganization, receivership or arrangement actions, suits, proceedings or claims pending against, being contemplated by or, to the knowledge of Sellers, threatened against any Acquired Company or any of their Affiliates. The Acquired Companies are not (and will not be upon consummation of the transactions contemplated hereby) insolvent.

(dd) Transactions with Related Parties. Except as disclosed in Schedule 3.2(dd) of the Disclosure Letter (each such Contract or arrangement, a "Related Party Agreement"), no Seller nor any other holder of equity interests of any Acquired Company, nor any of their respective Affiliates, nor any employee, director or officer of any Seller, any Acquired Company or the immediate family of any of the foregoing (i) owns, directly or indirectly, any property right, tangible or intangible, that is used by any Acquired Company in the conduct of the Business as currently conducted, (ii) is a party to a Contract in which an Acquired Company is a counter-party, other than any Acquired Company Benefit Plan or Contracts for the compensation of employees entered into in the ordinary course of business, (iii) has any action, suit, proceeding or claim against any Acquired Company or (iv) is indebted to an Acquired Company for borrowed money.

(ee) Hedge Contracts. As of the date hereof, all Hedge Contracts have been terminated.

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(ff) Privacy and Cybersecurity. Except as disclosed in Schedule 3.2(ff) of the Disclosure Letter, (i) there is and has been no material breach of security safeguards of the Acquired Companies that has resulted in the compromise of Personal Information; (ii) the Acquired Companies, and the conduct of the Business, are and have been in compliance with all Data Security Requirements, except for instances of noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; and (iii) there is and have not been any written notices or claims from any Governmental Entity or other Person received by an Acquired Company relating to any contravention of Data Security Requirements.

3.3 Disclaimer of Sellers.

Except as set forth in this Article 3, none of Sellers, their Affiliates or any of their respective officers, directors, employees or representatives makes or has made, and Purchaser expressly disclaims, any other representation or warranty, express or implied, with respect to the Purchased Shares, the Acquired Companies or the Business, including with respect to (i) the operation of the Acquired Companies by Purchaser after the Closing, and (ii) the success or profitability of the Acquired Companies after the Closing.

3.4 Disclosure Letter.

Contemporaneously with the execution and delivery of this Agreement, Sellers are delivering to Purchaser the Disclosure Letter required to be delivered pursuant to this Agreement, which is deemed to constitute an integral part of this Agreement and to modify the representations and warranties of Sellers contained in this Agreement.

Article 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.1 Representations and Warranties of Purchaser.

Purchaser represents and warrants to and in favour of Sellers as follows as of the date hereof, and acknowledges that Sellers are relying upon such representations and warranties in connection with the entering into of this Agreement, which such representations and warranties are subject to the limitations in Section 6.1:

(a) Formation and Qualification. Purchaser is an unlimited liability company duly formed, validly subsisting and in good standing under the Laws of its jurisdiction of formation.

(b) Validity of Agreement. The execution, delivery and performance by Purchaser of this Agreement:

(i) have been duly authorized by all necessary corporate action on the part of Purchaser;

(ii) assuming receipt of all applicable consents, approvals, waivers or Authorizations required pursuant to Section 2.4, do not (or would not with the giving of notice, the lapse of time, or both, or the happening of any other event or condition) result in a breach or a violation of, or conflict with, or allow any other Person to exercise any rights under, any terms or provisions of the constating documents, by-laws or other similar documents of Purchaser; and

(iii) will not result in the violation of any applicable Law.

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(c) Execution and Binding Obligation. This Agreement has been duly executed and delivered by Purchaser, and constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms subject only to any limitation on enforcement under applicable Laws relating to (i) bankruptcy, winding-up, insolvency, arrangement and other similar Laws of general application affecting the enforcement of creditors' rights; and (ii) the discretion that a court may exercise in the granting of extraordinary remedies such as specific performance and injunction.

(d) Litigation. There are no actions, suits, appeals, claims, applications, investigations, orders, proceedings, grievances, arbitrations or alternative dispute resolution processes, pending, or, to Purchaser's knowledge, threatened against Purchaser, which prohibit, restrict or seek to enjoin the transactions contemplated by this Agreement.

(e) Required Authorizations. No filing with, or Authorization of, any Governmental Entity is required on the part of Purchaser as a condition to the lawful completion of the transactions contemplated by this Agreement.

(f) Investment Canada Act. Purchaser is controlled by a WTO investor or trade agreement investor and is not a state-owned enterprise within the meaning of the Investment Canada Act.

(g) Funding. Purchaser currently has sufficient funds to consummate the transactions contemplated by this Agreement and to satisfy its obligations hereunder. Purchaser acknowledges and agrees that its obligations hereunder are not subject to the satisfaction of any conditions regarding Purchaser's or any other Person's ability to obtain financing for the consummation of the transactions contemplated by this Agreement and the satisfaction of their obligations hereunder.

(h) Bankruptcy. There are no bankruptcy, insolvency, reorganization, receivership or arrangement actions, suits, proceedings or claims pending against, being contemplated by or, to the knowledge of Purchaser, threatened against Purchaser. Purchaser is not (and will not be upon the consummation of the transactions contemplated hereby) insolvent.

(i) No Brokers. Except for Morgan Stanley, no broker, financial advisor, finder or investment banker or other Person engaged by Purchaser is directly or indirectly entitled to any brokerage, financial advisor's, finder's or other contingent fee or commission or any similar charge in connection with the transactions contemplated by this Agreement.

(j) No Reliance. Purchaser acknowledges that:

(i) it has conducted to its satisfaction an independent investigation of the business, operations, assets, liabilities and financial condition of the Acquired Companies and the Business. In making the determination to proceed with the transactions contemplated by this Agreement, Purchaser has relied solely on the results of its own independent investigation, the advice of its own representatives, and the representations and warranties in this Agreement (including the related portions of the Disclosure Letter), and has not relied on any other representation or warranty of Sellers, the Acquired Companies or any of their related parties, express or implied, statutory or otherwise, with respect to the Purchased Shares, the Business, the Acquired Companies or any other matter contemplated by this Agreement, including with respect to the operation of the Business after the Closing, and the probable success or profitability of the Business or the Acquired Companies after the Closing; and

(ii) none of Sellers, the Acquired Companies or any of their related parties will have any liability or obligation to Purchaser or any of its related parties

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(including, after Closing, the Acquired Companies) resulting from the distribution to Purchaser or any of its related parties of, or their use of, any information relating to the Business or the Acquired Companies made available to Purchaser or its related parties by Sellers, the Acquired Companies or any of their related parties, whether orally or in writing, prior to the execution of this Agreement, including in the "Project Ellis" electronic data room, projections, financial models, estimates, forecasts or budgets, the confidential information memorandum, management presentations, functional break-out discussions or responses to questions submitted on behalf of Purchaser, in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, with respect to any projections, financial models, estimates, forecasts or budgets relating to the Business, Purchaser acknowledges and agrees that (i) there are uncertainties inherent in attempting to make any projections, financial models, estimates, forecasts or budgets, (ii) it is familiar with such uncertainties, (iii) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections, financial models, estimates, forecasts or budgets so furnished to it, and (iv) any use of such information shall be at Purchaser's sole risk;

Article 5
COVENANTS

5.1 Books and Records.

Upon request from the Purchaser, following Purchaser’s due inquiry with the Acquired Companies, Sellers shall deliver any applicable Books and Records in their sole possession or control to Purchaser. For a period of six years from Closing, Purchaser shall maintain and make available to Sellers the Books and Records during normal business hours (or, if practicable, the relevant points thereof) for inspection and copying (at Sellers' expense; provided that there shall be no mark-up of Purchaser's actual cost). If it is not practicable to make available only the relevant parts of such Books and Records, Sellers shall furnish such undertaking as to confidentiality as Purchaser may reasonably require prior to receiving access to such Books and Records. Nothing herein shall require Purchaser or any Acquired Company to provide or disclose any information to Sellers or any other Person if such disclosure would be in violation of applicable Laws or regulations of any Governmental Entity.

5.2 Further Assurances.

Each Party upon the request of the other, whether at or after the Closing, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further conveyances, information, transfers and other assurances as may be reasonably required to effectively transfer the Purchased Shares to Purchaser and carry out the intent of this Agreement, including any post-closing notification under the Investment Canada Act.

5.3 Representation and Warranty Insurance.

Purchaser acknowledges that Sellers have entered into this Agreement in reliance on the fact that Purchaser has obtained the Representation and Warranty Policy as of the date of this Agreement. Notwithstanding any provision to the contrary in this Agreement, without the prior written consent of Sellers, following the Closing, Purchaser shall, to the extent within its control, ensure that the Representation and Warranty Policy is in effect and not amended or modified in any manner that is adverse to Sellers, including not permitting the insurer under the Representation and Warranty Policy

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to have any express right of indemnification, contribution, subrogation or other rights to pursue any claim against Sellers (other than with respect to any claim relating to or arising out of any Fraud).

5.4 Tax Matters.

(a) Amended Tax Returns. Notwithstanding anything to the contrary in this Agreement, neither Purchaser nor any of the Acquired Companies shall (i) file any amended Tax Return relating to any of the Acquired Companies with respect to taxable periods ending on or prior to the Closing Date or make an election with respect to taxable periods or portions thereof ending on or prior to the Closing Date (except, for greater certainty, any elections made in connection with the initial filing of the Tax Returns as contemplated in Section 5.4(b)), or (ii) file any voluntary disclosures or voluntarily approach or initiate any discussions with any Governmental Entities relating to Taxes of the Acquired Companies with respect to taxable periods ending on or prior to the Closing Date, in each case, without a written consent of Agent, for and on behalf of Sellers, such consent not to be unreasonably withheld, conditioned or delayed, to the extent that any such action would reasonably be expected to result in a reduction of the Purchase Price or increase the amount of Taxes for which any Seller is liable. If Purchaser or any of the Acquired Companies is required by Law to take any of the actions described in the immediately preceding sentence, or if Agent otherwise consents to the taking of such action, then Purchaser shall have control over the preparation and filing of such amended Tax Return, election, voluntary disclosure or other document and shall timely provide a draft of such documentation to Agent for its review, and shall consider in good faith Agent's timely comments; provided that if any such action is to be taken before the Final Statements are delivered to Agent, Purchaser shall include reasonable comments of Agent.

(b) Filing of Tax Returns for Pre-Closing Periods. Purchaser will cause each of the Acquired Companies to prepare and file all Tax Returns for each of the Acquired Companies that are due after the Closing Date in respect of periods ending on or before the Closing Date, which Tax Returns must be prepared and filed on a timely basis, in a manner that is, to the extent permitted under applicable Law, consistent with each of the Acquired Companies' existing procedures for preparing Tax Returns and in a manner consistent with prior practice with respect to treatment of specific items on the Tax Returns, in each case, to the extent permitted by applicable Laws. For greater certainty, Purchaser may, at its sole discretion, file an election pursuant to subsection 256(9) of the Tax Act with respect to the taxation year of the Acquired Companies that ends immediately prior to the acquisition of control. Purchaser shall provide Agent with a draft of any such Tax Returns that are income Tax Returns for Agent's review not less than 30 days prior to the due date for filing the Tax Returns with the appropriate taxing authorities. Agent (for and on behalf of Sellers) shall have the right to review the draft of the Tax Returns provided to it by Purchaser and make any comments that it deems appropriate, which comments shall be considered in good faith by Purchaser; provided that if any such Tax Return is to be filed before the Final Statements are delivered to Agent, and if Agent has delivered a Notice of Objection in respect of the Draft Statement pursuant to Section 2.7(d) in respect of which the accrued income tax liabilities of the Acquired Companies are in dispute, then Purchaser shall either (i) revise such Tax Return in accordance with all reasonable comments of Agent and timely file such Tax Return incorporating such reasonable comments, or (ii) in the event that the Tax Return is due while such comments are still being disputed, timely file such Tax Return as prepared by Purchaser, but, in the case of this clause (ii), (A) the Parties shall not inform the Third Party Auditor that such Tax Returns have been filed, (B) if the Third Party Auditor becomes aware of the filing of such Tax Returns, then the Parties shall instruct the Third Party Auditor to disregard such Tax Returns for purposes of its resolution of the Notice of Objection, and (C) any disputed amounts shown on such Tax Return shall not be taken into account in determining what amounts are included on the Final Statements and any disputed items in the delivered Notice of Objection impacting the accrued income tax liabilities of the Acquired Companies shall be resolved pursuant to Section 2.7(e). Sellers and Purchaser agree that all tax deductions with respect to the Acquired Companies' Transaction Expenses will be treated as properly allocable to a taxable period ending on or prior to the Closing Date (including for purposes of

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calculating the amount set forth in Section 1.1(vv)(xiii)) and will be reported in the relevant Tax Returns of the Acquired Companies to the extent permitted by applicable Laws (at no less than a "more likely than not" level of comfort, as reasonably determined by Purchaser).

(c) Section 338 Election. Purchaser (or an Affiliate or one of the Acquired Companies) currently intends to make one or more elections under Section 338 of the Code with respect to the transactions contemplated by this Agreement and agrees that if any such election is made, Purchaser shall be responsible for and agrees to indemnify Sellers (or its Affiliates) for any incremental (i.e., measured on a with-and-without basis) Tax liability borne by the Sellers as a result of such election or elections (regardless of whether any determination by the Sellers of any such Tax liability is made before or after the Closing); provided that if the Sellers determine that such election would result in tax liability prior to the deadline for making a Section 338 election, Sellers must provide Purchaser with written notice (and of the amount of such tax liability, including supporting workpapers or calculations) (assuming that all available elections under Section 338 of the Code are made). If Purchaser receives notice that there is any anticipated tax liability pursuant to this Section 5.4(c), Purchaser shall provide written notice to Agent confirming whether Purchaser (or its Affiliates or any of the Acquired Companies) intends to finalize the filing of any election or elections under Section 338 of the Code. Purchaser’s obligation to indemnify Sellers (or its Affiliates) for any Tax liability as a result of an election under Section 338 of the Code shall survive to the earlier of (A) the expiration of the applicable statute of limitation or (B) the consummation of any transaction (or series of transactions) in which more than fifty percent (50%) of the equity interests (by vote or value) of Purchaser are transferred (directly or indirectly) to one or more Persons who are not Affiliates of Purchaser. For the avoidance of doubt, (i) any payment by Purchaser to Sellers pursuant to this Section 5.4(c) shall be treated as an adjustment of the Purchase Price for U.S. and Canadian income tax purposes to the extent permitted by applicable law and (ii) any Taxes incurred by any Acquired Company as a result of a Section 338 election shall be economically borne by Purchaser and not Sellers.

(d) Cooperation. Purchaser and Agent (for and on behalf of Sellers) shall cooperate, to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns, and any claim, action, suit, audit or similar proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information that are reasonably relevant to any such Tax Return filing and/or such claim, action, suit, audit or similar proceeding with respect to Taxes and making employees available on a mutually convenient basis to provide additional information and explanation with respect to such records and information. Without limiting the generality of the foregoing, Purchaser shall or shall cause the Acquired Companies to provide (in each case, at the cost of the Sellers) within a reasonable time following a reasonable request (but in no case more than 30 days from the date of such request) any information available to Purchaser or any Acquired Company that is requested by Agent (for and on behalf of Sellers) to permit Sellers or any beneficial owners of Sellers to perform any necessary Tax calculations/determinations and make any required Tax filings, including for greater certainty any Internal Revenue Service filings relating to any Acquired Company's status as a "controlled foreign corporation" within the meaning of Section 957 of the Code.

5.5 Director and Officer Indemnification.

(a) For a period of six years after the Closing Date, Purchaser:

(i) shall not, and shall not permit any Acquired Company or successor or assign by amalgamation or otherwise, to amend, repeal or modify any provision in any Acquired Company's constating documents and by-laws relating to the exculpation or indemnification of any current or former officer or director (unless required by Law), it being the intent of the Parties that the officers and directors of the Acquired Companies continue to be entitled to such

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exculpation and indemnification to the full extent of the Law. If any Acquired Company or any successor or assign (A) consolidates or amalgamates with or merges into any other Person, or (B) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions will be made so that the successors and assigns of such Acquired Company assume all of the obligations set forth in this Section 5.5; and

(ii) shall, and shall cause the Acquired Companies to, at Purchaser's expense (A) maintain, if available, the current policies of directors' and officers' liability insurance maintained by the Acquired Companies immediately prior to the Closing Date (provided that the Acquired Companies may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Acquired Companies when compared to the insurance maintained by the Acquired Companies as of the date hereof), or (B) obtain as of the Closing Date "tail" insurance policies with a claims period of six years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors and officers of the Acquired Companies, in each case, with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement); provided that the Acquired Companies or Purchaser, as applicable, shall not be required to pay a premium for such tail policy in excess of 300% of the most recent annual premium paid by the Acquired Companies prior to the date hereof, and in such case, the Acquired Companies or Purchaser, as applicable, shall purchase the maximum coverage available for 300% of the most recent annual premium paid by the Acquired Companies prior to the date hereof.

(b) This Section 5.5 is intended for the benefit of, and is enforceable by, each current and former officer and director of the Acquired Companies and his or her heirs, executors and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have had by contract or otherwise.

5.6 Transferred Personal Information.

(a) Each Disclosing Party acknowledges and confirms that the disclosure of Transferred Information (i) is necessary for the purposes of determining if the Parties shall proceed with the transactions contemplated herein, and if the determination is made to proceed with the transactions, for the Parties to carry out and complete the transactions and (ii) relates solely to the carrying on of the Business and the completion of the transactions contemplated herein.

(b) At all times, the Recipient shall use reasonable commercial efforts to protect the Transferred Information using security safeguards appropriate to the sensitivity of the information. Prior to the completion of the transactions contemplated herein, the Recipient shall not use or disclose the Transferred Information for any purposes other than those related to determining if it shall proceed with the transactions contemplated by this Agreement, the performance of this Agreement, or the consummation of the transactions contemplated by this Agreement.

(c) After the completion of the transactions contemplated herein, the Recipient covenants and agrees to use and disclose the Transferred Information (i) only for those purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates; (ii) solely for the carrying on of the business or activity or the carrying out of the objects for which the Transactions took place unless (A) the Disclosing Party or Recipient

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have first notified such individual of an additional purpose, and where required by Laws, obtained the consent of such individual to such additional purpose, or (B) such use or disclosure is permitted or authorized by Laws, without notice to, or consent from, such individual; and (iii) shall give effect to any withdrawal of consent from the affected individuals with respect to the Transferred Information.

(d) Within a reasonable time following the completion of the transactions contemplated herein, the Purchaser shall notify the individuals to whom the Transferred Personal Information relates that the transactions contemplated herein have taken place and that the Transferred Personal Information has been disclosed to the Recipient.

(e) Should the transactions contemplated herein not be completed, the Recipient covenants and agrees to return or destroy the Transferred Information, at the option of the Disclosing Party.

5.7 Termination of Related Party Agreements.

Effective at the Closing, the Acquired Companies shall terminate all Related Party Agreements, other than those set forth on Schedule 5.7 of the Disclosure Letter, and all amounts due thereunder shall have been paid such that the Acquired Companies have no liability or obligation following the Closing under any Related Party Agreement, other than those set forth on Schedule 5.7 of the Disclosure Letter.

5.8 Confidentiality.

On the Closing Date, the Confidentiality Agreement dated December 9, 2022 (the "Confidentiality Agreement") between Corporation and Dril-quip, Inc. shall terminate.

Article 6
SURVIVAL; INDEMNIFICATION

6.1 Survival and Limitation of Representations and Warranties.

All representations and warranties contained in this Agreement shall not survive Closing. The covenants and agreements of Sellers and Purchaser contained in this Agreement that are required to be performed after the Closing shall continue in full force and effect in accordance with their respective terms. It is understood and agreed that, subject to Section 6.2, none of Purchaser, the Acquired Companies, any of their Affiliates, nor any of their respective representatives, shall have any recourse or remedy against Sellers, their respective Affiliates, or any of their respective representatives following the Closing for any breach of or inaccuracy in any representation or warranty herein or in any certificate, agreement or instrument delivered pursuant to this Agreement, any breach or nonfulfillment of any covenant or agreement herein or in any certificate, agreement or instrument delivered pursuant to this Agreement, or any other matter relating to the Acquired Companies, the subject matter of this Agreement or any other agreement or instrument entered into by any of the Parties pursuant to this Agreement, or the transactions contemplated hereby or thereby, other than for breach or nonfulfillment of any covenants or agreements of Sellers expressly contained in this Agreement or any other agreement or instrument entered into by Sellers pursuant to this Agreement that are required to be performed after the Closing and except in cases of Fraud, it being understood that nothing in this Agreement shall limit any claim of Fraud by any Party (in accordance with and subject to the limitations of this Article 6) or by the insurer under the Representation and Warranty Policy in accordance with and subject to the terms and conditions and the limitations, if any, of the Representation and Warranty Policy.

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6.2 Indemnities of Sellers.

(a) Effective as of the Closing, each Seller hereby agrees to Indemnify the Purchaser Indemnified Parties from and against any and all Losses actually suffered or incurred by the Purchaser Indemnified Parties in excess of the Representation and Warranty Policy Limit to the extent arising out of or resulting from:

(i) any breach of any of the Seller Representations given by such Seller resulting from the Fraud of such Seller; or

(ii) any breach of any of the Company Representations resulting from the Fraud of such Seller or the Fraud of any Seller of which such Seller has actual knowledge.

(b) Notwithstanding anything to the contrary herein:

(i) the indemnification obligations of each Seller pursuant to Section 6.2(a) shall survive the Closing and continue in full force and effect for all claims asserted pursuant to Sections 6.3 and 7.2 (in accordance with and subject to the limitations of this Article 6) by March 31, 2026;

(ii) the maximum aggregate recovery from any Seller for all claims pursuant to Section 6.2(a) shall not exceed and shall be limited to the portion of the Purchase Price received by such Seller;

(iii) the obligations of Seller(s) to indemnify the Purchaser Indemnified Parties pursuant to (A) Section 6.2(a)(i) are several (and not joint or joint and several) and (B) subject to Section 6.4(b), Section 6.2(a)(ii) are joint and several solely for such Seller(s) who committed such Fraud and such Seller(s) who had actual knowledge of such Fraud prior to Closing;

(iv) each Seller is solely and separately liable only for its own Fraud in connection with the Seller Representations; and

(v) subject to Section 6.4(b) and Section 7.3, the indemnification provisions of this Article 6 shall be the sole and exclusive remedies of the Purchaser Indemnified Parties for any breach by any Seller of the representations and warranties in this Agreement, and the provisions of Section 7.3 shall be the sole and exclusive remedies of the Purchaser Indemnified Parties for any failure by any Seller to perform and comply with any covenants and agreements in this Agreement.

6.3 Indemnification Procedures.

All claims for indemnification under Section 6.2 shall be asserted and resolved as follows:

(a) To make a claim for indemnification under Section 6.2, a Purchaser Indemnified Party shall, as soon as is reasonably practicable, notify Agent, including the specific details of and specific basis under this Agreement for its claim (including, to the extent known, the nature and estimated amount of the Losses (if such amount is capable of being estimated at the time such notice is given)) (the "Claim Notice"). In the event that the claim for indemnification is based upon a claim by a third party against a Purchaser Indemnified Party (a "Third Party Claim"), the Purchaser Indemnified Party shall provide its Claim Notice as soon as is reasonably practicable after the Purchaser Indemnified Party

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has received the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Purchaser Indemnified Party to give notice of a Third Party Claim as provided in this Section 6.3 shall not relieve the applicable Seller(s) of their obligations under Section 6.2 except to the extent such failure results in insufficient time being available to permit the applicable Seller(s) to effectively defend against the Third Party Claim or otherwise materially prejudices the applicable Seller(s)’s ability to defend against the Third Party Claim. The Claim Notice shall specify the Seller Representation or Company Representation that was breached. No claim may be asserted nor may any action be commenced against Seller(s) under this Article 6 unless such Claim Notice is received by Agent on or prior to March 31, 2026.

(b) In the case of a claim for indemnification based upon a Third Party Claim, the applicable Seller(s) shall have 45 days from Agent’s receipt of the Claim Notice to notify the Purchaser Indemnified Party whether it admits or denies its liability to defend the Purchaser Indemnified Party against such Third Party Claim at the sole cost and expense of the applicable Seller(s). The Purchaser Indemnified Party is authorized, prior to and during such 30-day period, at the expense of the applicable Seller(s) if such Third Party Claim is indemnifiable by such Seller(s), to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the applicable Seller(s) and that is not prejudicial to the applicable Seller(s).

(c) If Agent, on behalf of the applicable Seller(s), delivers to the Purchaser Indemnified Party a written acknowledgment of such Seller(s)’s liability to defend the Purchaser Indemnified Party against a Third Party Claim, the applicable Seller(s) shall have the right and obligation to diligently defend, at their sole cost and expense, such Third Party Claim. Subject to the remainder of this Section 6.3, the applicable Seller(s) shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the applicable Seller(s), the Purchaser Indemnified Party agrees to reasonably cooperate in contesting any Third Party Claim which the applicable Seller(s) elect to contest. The Purchaser Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Third Party Claim controlled by Seller(s) pursuant to this Section 6.3(c). The applicable Seller(s) shall not, without the written consent of the Purchaser Indemnified Party, not to be unreasonably withheld, conditioned or delayed, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Purchaser Indemnified Party from all Losses in respect of such Third Party Claim or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Purchaser Indemnified Party (other than as a result of money damages covered by the indemnity).

(d) If the applicable Seller(s) do not admit their liability or admit their liability to defend the Purchaser Indemnified Party against the Third Party Claim, but fail to diligently prosecute or settle such Third Party Claim, then the Purchaser Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the applicable Seller(s), with counsel of Purchaser's choosing, subject to the right of the applicable Seller(s) to deliver to the Purchaser Indemnified Party a written acknowledgment that it shall be liable to defend and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the applicable Seller(s) have not taken carriage of the Third Party Claim in accordance with this Section 6.3, the Purchaser Indemnified Party shall send written notice to Agent of any proposed settlement and the applicable Seller(s) shall have the option for 30 days following Agent’s receipt of such notice to (i) admit in writing their liability to indemnify the Purchaser Indemnified Party from and against the liability and consent to such settlement, (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement or (iii) deny liability.

(e) In the case of a claim for indemnification not based upon a Third Party Claim, the applicable Seller(s) shall have 45 days from Agent’s receipt of the Claim Notice to (i) cure the Losses complained of, (ii) admit its liability for such Losses or (iii) dispute the claim for such Losses. If the applicable

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Seller(s) do not notify the Purchaser Indemnified Party within such 45-day period that it has cured the Losses or that it disputes the claim for such Losses, the amount of such Losses shall conclusively be deemed a liability of the applicable Seller(s) hereunder.

(f) Any claim for indemnity under this Article 6 by any Purchaser Indemnified Party must be brought and administered by the Purchaser. No Person other than Sellers and Purchaser shall have any rights against either Sellers or Purchaser under the terms of this Article 6 except as may be exercised on its behalf by Purchaser or Sellers, as applicable, pursuant to this Article 6. No Purchaser Indemnified Party (other than Purchaser) shall have any obligations or liabilities under this Agreement.

6.4 Indemnification Payments.

(a) With respect to any claim for indemnification of the Purchaser Indemnified Parties asserted by Purchaser pursuant to Section 6.2, upon the final resolution or determination of such claim, such claim shall be satisfied by a wire transfer of immediately available funds from the applicable Seller(s) to an account designated in writing by the applicable Purchaser Indemnified Party, in each case, within 15 calendar days after the resolution or determination thereof that is binding on the applicable Seller(s).

(b) Purchaser shall (i) first, pursue and collect under the Representation and Warranty Policy to satisfy any Losses for which indemnification is or may be provided to it under this Article 6, and (ii) second, only in the event the Purchaser has exhausted its recovery under the Representation and Warranty Policy or coverage is unavailable (other than as a result of the fault or failure to act of Purchaser or its affiliates), and such Losses exceed the Representation and Warranty Policy Limit, then Purchaser shall be entitled to make a claim for the portion of such Losses exceeding the Representation and Warranty Policy Limit, subject to the terms and limitations in this Article 6: (A) under Section 6.2(a)(i), against such Seller that committed Fraud; or (B) under Section 6.2(a)(ii), first, against such Seller that committed Fraud, and second, against such Seller(s) who had actual knowledge of such Fraud prior to Closing.

(c) All Losses for which a Purchaser Indemnified Party is otherwise entitled to indemnification under this Article 6 shall be reduced by (i) the amount of any insurance proceeds (including proceeds under the Representation and Warranty Policy) actually received, net of the reasonable costs of recovery, by such Purchaser Indemnified Party or any of its Affiliates. In the event that any such proceeds, payments or recoveries are actually received or realized by any Purchaser Indemnified Party or any of its Affiliates subsequent to receipt by such Purchaser Indemnified Party of any indemnification payment hereunder in respect of the claims to which such proceeds, payments or recoveries relate, appropriate refunds shall be made promptly by such Purchaser Indemnified Party to the applicable Seller(s) of all or the relevant portion of such indemnification payment. Notwithstanding anything to the contrary herein, no Party is obligated to seek recovery under any insurance, indemnity or third-party recovery hereunder, except as specified in Section 6.4(b), (ii) any net Tax benefit available to the Purchaser Indemnified Parties arising in connection with the accrual, incurrence or payment of any such Losses in or with respect to (A) the taxable year of such Losses; or (B) the three succeeding calendar years.

(d) Sellers acknowledge and agree that the Purchaser Indemnified Parties' rights to indemnification under Section 6.2(a) are part of the basis of the bargain contemplated by this Agreement.

(e) All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by applicable Law.

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Article 7
MISCELLANEOUS

7.1 Conflicts and Privilege.

It is acknowledged by each of the Parties that Sellers have retained Stikeman Elliott LLP ("SE") to act as its counsel in connection with the transactions contemplated by this Agreement. Purchaser agrees that, in the event that a dispute arises after Closing between the Parties, SE may represent Sellers in such dispute even though the interests of Sellers may be directly adverse to Purchaser or the Acquired Companies, and even though SE may have represented any of the Acquired Companies in a matter substantially related to such dispute, or may be handling ongoing matters for Purchaser or the Acquired Companies. Purchaser further agrees that, as to all communications among SE, the Acquired Companies, and Sellers that relate in any way to the transactions contemplated by this Agreement, the attorney or solicitor-client privilege and the expectation of client confidence belongs to Sellers and may be controlled by Sellers and will not pass to or be claimed by Purchaser or the Acquired Companies. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser or the Acquired Companies and a third party other than a Party after the Closing, the Acquired Companies may assert the attorney or solicitor-client privilege on behalf of Sellers to prevent disclosure of confidential communications by SE to such third party; provided, however, that the Acquired Companies may not waive such privilege without the prior written consent of Sellers.

7.2 Notices.

Any notice, direction or other communication given under this Agreement shall be in writing and given by delivering it or sending it by electronic mail, or other similar form of recorded communication addressed:

(a) if to Purchaser, at:

Dril-Quip, Inc.
6401 N. Eldridge Pkwy.
Houston, TX 77041, USA

Attention: James Webster, General Counsel
E-mail: James_Webster@dril-quip.com

with a copy to:

Gibson, Dunn & Crutcher LLP
811 Main Street, Suite 3000
Houston, TX 77002, USA

Attention: Gerry Spedale
E-mail: GSpedale@gibsondunn.com

(b) if to Sellers, to Agent:

Industrial Growth Partners V AIV L.P.
101 Mission Street, Suite 1500
San Francisco, CA 94105
United States of America

Attention: John Parent
E-mail: jgp@igpequity.com

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with a copy to:

Stikeman Elliott LLP
5300 Commerce Court West
199 Bay St.
Toronto, Ontario, M5L 1B9

Attention: John W. Leopold / Kim Le
Telephone: (514) 397-3111 / (416) 869-6834
E-mail: jleopold@stikeman.com / kle@stikeman.com

Any such communication shall be deemed to have been validly and effectively given (i) if personally delivered, on the date of such delivery if such date is a Business Day and such delivery was made prior to 5:00 p.m. (Toronto time) and otherwise on the next Business Day, or (ii) if transmitted by electronic mail, or similar means of recorded communication on the date of transmission if such date is a Business Day and such delivery was made prior to 5:00 p.m. (Toronto time) and otherwise on the next Business Day (provided that no "error" message or other notification of non-delivery is generated). Any Party may change its address for service from time to time by written notice given in accordance with the foregoing and any subsequent notice shall be sent to such Party at its changed address.

7.3 Specific Performance.

Notwithstanding anything in this Agreement to the contrary, each Party agrees that the other would suffer irreparable damage in the event that any of the provisions of this Agreement are not performed by such Party in accordance with the terms hereof or are otherwise breached by it, and that monetary damages, even if available, may not be an adequate remedy, and that either Party shall be entitled to an injunction or injunctions or declaration or declarations in any court of competent jurisdiction to compel specific performance by the other Party of its obligations under this Agreement and to prevent breaches or threatened breaches of the provisions of this Agreement by the other Party, in addition to any other remedy available to the Parties at law or equity. No Party shall be required to prove actual harm or provide or post any bond or other security in connection with any such injunction, specific performance or other equitable relief, including on the basis that the other Party has an adequate remedy at law or that any injunction or injunctions, award of specific performance or other equitable remedy is not an appropriate remedy for any reason at law or in equity.

7.4 Time of the Essence.

Time shall be of the essence of this Agreement.

7.5 Announcements.

Except for purposes of complying with the terms of this Agreement, no Party nor their respective representatives will make any public disclosure concerning the matters set forth in this Agreement or the Ancillary Agreement without the prior consent of Agent, in the case of disclosure by Purchaser, or Purchaser and Agent, in the case of disclosure by any Seller, except if required by Law or rules of applicable stock exchanges in which case the Party required to make the disclosure shall use commercially reasonable efforts to give the other Party an opportunity to review and comment on any such disclosure in advance of public release. Notwithstanding the foregoing, in no event shall any public disclosure concerning the matters set forth in this Agreement or the Ancillary Agreement disclose or include the purchase multiple upon which the Purchase Price was determined, except by the Sellers for purposes of informational, transactional, marketing or reporting activities that are

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internal to the Sellers, including to any of their Affiliates, their Affiliates' limited partners or prospective investors of any of the aforementioned.

7.6 Third Party Beneficiaries.

Except as provided in Sections 5.5 and 7.1, the Parties intend that this Agreement shall not benefit or create any right or cause of action in, or on behalf of, any Person other than the Parties to this Agreement and their respective successors and permitted assigns and no Person, other than the Parties to this Agreement shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

7.7 Expenses.

Except as otherwise set forth herein, each Party shall pay for its own fees and expenses incident to the negotiation, preparation and execution of this Agreement and the Ancillary Agreement, including legal and accounting fees and expenses in connection with the transactions contemplated by this Agreement. Purchaser, on the one hand, and Sellers, on the other hand, shall each be responsible for one-half of the fees and expenses of the Escrow Agent pursuant to the Escrow Agreement.

7.8 Appointment of Agent.

(a) In order to administer efficiently the determination of certain matters under this Agreement, each Seller irrevocably designates and appoints Industrial Growth Partners V AIV L.P. ("Agent") to act as each such Seller's agent and attorney in fact, such designation and appointment being coupled with an interest, with full power of substitution, with respect to all matters under this Agreement, other than as contemplated in this Section 7.8.

(b) Without limiting the generality of the foregoing, Agent has full power and authority to make all decisions and take all actions relating to Sellers' respective rights, obligations and remedies under this Agreement including to receive and make payments, to receive and send notices (including notices of termination), to receive and deliver documents, to exercise, enforce or waive rights or conditions, and to give releases and discharges. All decisions and actions taken by Agent are binding upon all Sellers, and no Seller has the right to object, dissent, protest or otherwise contest the same.

(c) Notwithstanding the foregoing or anything else contained in this Agreement, Agent shall not have the authority to do anything on behalf any Seller (other than itself only) that will or might have the result of increasing the liability of any Seller hereunder or decreasing the Purchase Price payable to any Seller other than in respect of settling adjustments to the Purchase Price or indemnity claims contemplated hereby.

(d) Purchaser is entitled to deal only with Agent, and rely on the decisions of Agent, in respect of all matters arising under this Agreement including to receive and make payments (including with respect to the resolution and payment of indemnity claims), to receive and send notices (including notices of termination), to receive and deliver documents, to exercise, enforce or waive rights or conditions, and to give releases and discharges.

(e) All references in this Agreement to decisions and actions to be taken by Sellers or any one of them, as the case may be, are deemed taken by Sellers or any one of them, as the case may be, if such decisions or actions are taken by Agent. All references in this Agreement to decisions and actions to be taken by Purchaser and directed to Sellers or any one of them, as the case may be, are deemed directed to Sellers or any one of them, as the case may be, if such decisions or actions are directed by Purchaser to Agent. All monies received by Agent hereunder for the account of Sellers shall be

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held by Agent in trust for Sellers and shall be paid, reasonably promptly upon receipt, to each Seller to the extent entitled thereto hereunder or on their behalf to each service provider entitled thereto, and, in connection with the Expenses Amount referred to in Section 1.1(vvv) (definition of Sellers' Transaction Expenses), as applicable, following the final determination of the Final Statements.

(f) In no event will Purchaser be held responsible or liable for the application or allocation of any monies paid to Agent by Purchaser, and Purchaser will be entitled to rely upon any notice provided to Purchaser by Agent or action taken by Agent.

(g) Notwithstanding the foregoing, no payment, notice, receipt or delivery of documents, exercise, enforcement or waiver of rights or conditions, or a principal defence will be ineffective by reason only of it having been made or given to or by a Seller, as the case may be, directly if each of Purchaser and such Seller consent by virtue of not objecting to such dealings without the intermediary of Agent.

(h) Sellers shall cooperate with Agent and any accountants, attorneys or other agents whom Agent may retain to assist in carrying out their duties hereunder. Sellers shall (severally in accordance with their respective Allocable Portion) reimburse Agent for all costs and expenses, including professional fees, incurred by Agent. Agent shall be permitted to set-off any amounts owed to him by a Seller pursuant to this Section 7.8 against any amounts to be remitted to such Seller by Agent pursuant to this Agreement. To the extent that Agent has incurred any fees or expenses which are to be paid for by Sellers (in accordance with their respective Allocable Portions) pursuant to Section 7.7 or any other provision of this Agreement, Agent shall deduct each Seller's proportionate share of such fees and expenses (determined in accordance with their Allocable Portion) from any amount to be paid to such Seller pursuant to this Section 7.8 and shall promptly remit such amount to Agent, as applicable.

(i) Sellers shall (severally in accordance with their respective Allocable Portion) indemnify and hold harmless Agent and its respective shareholders, directors, officers, employees, agents and representatives against all damages (including reasonable expenses of Agent's legal counsel) which, without Fraud, negligence, recklessness, wilful misconduct or bad faith on the part of Agent may be paid, incurred or suffered by Agent by reason or as a result of the performance by Agent of its obligations as Agent set out in this Agreement. Agent shall have no duty, obligation nor responsibility to expend its own funds in support of its activities as agent and proxy of Sellers.

(j) As of the Closing, each Seller hereby causes to be remitted to Agent each such Seller's Allocable Portion of $2,000,000 (in the aggregate, the "Expenses Amount") by directing (a) Agent to deduct and hold back such amount from the Purchase Price proceeds payable to Sellers at Closing pursuant to Section 2.6(a)(i), which Expenses Amount shall be held by Agent and shall be used exclusively by Agent to pay for any bona fide fees, costs or expenses of Sellers in connection with the performance or administration of its duties under this Agreement. Agent, for and on behalf of Sellers, shall, in its sole discretion, determine when the unused portion, if any, of the Expenses Amount shall be released for further distribution to Sellers in accordance with their Allocable Portion. Upon such determination, Agent shall directly release such unused portion of the Expenses Amount to Sellers.

7.9 Amendments.

This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by Purchaser and Sellers, or, subject to Section 7.14, their respective successors or permitted assigns, such consent not to be unreasonably withheld.

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7.10 Waiver.

No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar), nor shall such waiver be binding unless executed in writing by Agent (for and on behalf of Sellers) or by Purchaser, as the case may be.

Except as otherwise provided in this Agreement, no failure on the part of any Party to exercise, and no delay in exercising any right under this Agreement shall operate as a waiver of such right; nor shall any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right.

7.11 Non-Merger.

The covenants contained in this Agreement that are required to be performed after the Closing shall not merge on and shall survive the Closing and, notwithstanding such Closing, continue in full force and effect in accordance with their respective terms.

7.12 Entire Agreement.

This Agreement together with the agreements referred to herein constitute the entire agreement between the Parties with respect to the transactions contemplated in this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement except as specifically set forth herein (or in any related agreements referred to herein).

7.13 Successors and Assigns.

This Agreement shall become effective when executed and delivered by the Parties and after that time shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

7.14 Assignment.

Neither this Agreement nor any of the rights, benefits, or obligations under this Agreement shall be assignable or transferable, by operation of Law, or otherwise, by any Party without the prior written consent of the other Party; provided that (a) nothing in this Section 7.14 shall limit the ability of Purchaser to assign its rights to the insurer under the Representation and Warranty Policy pursuant to the subrogation provisions thereof and (b) Purchaser may assign all or a portion of its rights and obligations under this Agreement to an Affiliate of Purchaser without the prior written consent of Sellers, in which case, Purchaser shall continue to remain liable for the performance of its obligations under this Agreement. Any attempted assignment or transfer in violation of this Agreement shall be null, void and ineffective.

7.15 Inconsistency.

This Agreement shall override the Exhibits and Schedules annexed hereto to the extent of any inconsistency.

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7.16 Severability.

If any provision of this Agreement shall be determined by an arbitrator or any court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be severed from this Agreement and the remaining provisions shall continue in full force and effect. Upon such determination that any term or other provision of this Agreement is illegal, invalid or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner (including with respect to time and economic terms) in order that the transactions are consummated as originally contemplated to the greatest extent possible.

7.17 Governing Law.

This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the province of Alberta and the federal Laws of Canada applicable therein. Each Party irrevocably attorns and submits to the exclusive jurisdiction of the Alberta courts situated in the City of Edmonton (and appellate courts therefrom) and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

7.18 Waiver of Jury Trial.

EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE ANCILLARY AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

7.19 Counterparts.

This Agreement may be executed in any number of counterparts (including counterparts by electronic means) and all such counterparts taken together shall be deemed to constitute one and the same instrument.

7.20 No Recourse.

Notwithstanding anything herein or in any agreement, instrument or document delivered in connection with this Agreement, the Parties hereby acknowledge and agree that no Person other than a party hereto or a party to any Ancillary Agreement (as applicable), which for the avoidance of doubt, includes, in respect of such agreement, any successor or permitted assign of such party, shall have any liability to a party under this Agreement, and no party hereto shall have recourse against any Person other than the other parties hereto in connection with any liability, claim or cause of action arising out of, or in relation to, this Agreement, the Ancillary Agreement and any instruments, documents or discussions in connection therewith, whether pursuant to any claims for fraud, negligence or misconduct or any other claims otherwise available or asserted at law or in equity.

7.21 Guarantee.

(a) Guarantor, as primary obligor and not merely as surety, hereby absolutely, irrevocably and unconditionally guarantees to Sellers and Agent the due and punctual payment, performance and discharge of all of Purchaser’s obligations under this Agreement on the terms and conditions set forth herein (collectively, the “Obligations”). In no event shall Sellers be obligated to take any action, obtain

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any judgment or file any claim against Purchaser prior to enforcing the guarantee provided for in this Section 7.21 against Guarantor, and Guarantor hereby waives as to itself promptness, diligence, notice of the acceptance of this guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred, all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, and all suretyship defenses; provided, however, that nothing in this sentence shall be deemed a waiver by Guarantor of the obligation of any Person to deliver notice pursuant to the terms of this Agreement and that Guarantor does not waive a defense of payment or defenses (other than defenses arising by reason of any bankruptcy, insolvency, receivership or other similar proceeding relating to Purchaser) that are otherwise available to Purchaser under this Agreement. Without limiting the generality of the foregoing, this guarantee (i) is one of payment and performance, not collection, and a separate action or actions may be brought and prosecuted against Guarantor to enforce this guarantee, irrespective of whether any action is brought against Purchaser or whether Purchaser is joined in any such actions, (ii) shall be construed as a continuing, absolute, irrevocable and unconditional guaranty without regard to any right of offset with respect to the Obligations at any time and (iii) shall be enforceable against Guarantor to the same extent as if Guarantor were the primary obligor (and not merely a surety) with respect to the Obligations. Guarantor’s obligations under this Section 7.21 shall not be affected or impaired by reason of any bankruptcy, insolvency, receivership or other similar proceeding relating to Purchaser. Without limiting any defenses, rights or claims available to Purchaser under this Agreement, Guarantor agrees that neither this guarantee nor the Obligations shall be discharged except by complete payment and performance thereof, and that neither this guarantee nor the Obligations shall be released or discharged, in whole or in part, or otherwise affected by (v) the failure or delay on the part of Sellers to assert any claim or demand or to enforce any right or remedy against Purchaser, (w) any change in the time, place or manner of payment or performance of the Obligations, (x) any waiver, compromise, consolidation or other amendment or modification of any of the terms of the Obligations made in accordance with the terms hereof (including, if required, with Purchaser’s prior written consent) or any assignment of this Agreement or of any rights or obligations hereunder by Purchaser, (y) any change in the corporate existence, structure or ownership of Purchaser, Sellers or any other Person interested in the transactions contemplated hereby, or (z) the adequacy of any other means Sellers may have of obtaining payment or performance related to the Obligations. If at any time payment or performance of the Obligations is rescinded or must be otherwise restored or returned by Sellers upon the insolvency, bankruptcy or reorganization of Purchaser or Guarantor, Guarantor’s obligations hereunder with respect to such payment or performance shall be reinstated upon such restoration or return being made by Sellers, all as though such payment or performance had not been made. The rights, powers, remedies and privileges provided in the guarantee provided for in this Section 7.21 are cumulative and not exclusive of any rights, powers, remedies and privileges of Sellers.

(b) Guarantor hereby represents and warrants to and in favour of Sellers as follows: (i) Guarantor is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware; (ii) the execution, delivery and performance by Guarantor of its obligations set forth in this Agreement (A) have been duly authorized by all necessary corporate action on the part of Guarantor, (B) assuming receipt of all applicable consents, approvals, waivers or Authorizations required pursuant to Section 2.4, do not (or would not with the giving of notice, the lapse of time, or both, or the happening of any other event or condition) result in a breach or a violation of, or conflict with, or allow any other Person to exercise any rights under, any terms or provisions of the constating documents, by-laws or other similar documents of Guarantor, and (C) will not result in the violation of any applicable Law; (iii) this Agreement has been duly executed and delivered by Guarantor, and constitutes a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms subject only to any limitation on enforcement under applicable Laws relating to (A) bankruptcy, winding-up, insolvency, arrangement and other similar Laws of general application affecting the enforcement of creditors' rights and (B) the discretion that a court may exercise in the granting of extraordinary remedies such as specific performance and injunction; and (iv) Guarantor has the financial capacity

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to pay and perform the Obligations and funds necessary to fulfill the Obligations and that such access will continue for so long as the Obligations shall remain in effect.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above mentioned.

SELLERS

INDUSTRIAL GROWTH PARTNERS V AIV L.P. BY: IGP CAPITAL PARTNERS V AIV, LLC ITS: GENERAL PARTNER
Per:	/s/ Eric Heglie
Name: Eric Heglie Title: Manager

Per:	/s/ Samuel Adler
SAMUEL ADLER

Per:	/s/ Joseph Decicco
JOSEPH DECICCO

Per:	/s/ Yuri Douglas
YURI DOUGLAS

Per:	/s/ Jacobey Johnson
JACOBEY JOHNSON

[Signature Page to Share Purchase Agreement]

Per:	/s/ Dylan Petre
DYLAN PETRE

IGP FUND V OPERATING EXECUTIVE FUND, LLC BY: IGP CAPITAL PARTNERS V, LLC ITS: MANAGING MEMBER
Per:	/s/ Eric Heglie
Name: Eric Heglie Title: Managing Member

ORION SOURCING SOLUTIONS, INC.
Per:	/s/ Stephen Forberg
Name: Stephen Forberg Title: Authorized Signature

A SMALL RELAX LTD.
Per:	/s/ Brent Forberg
Name: Brent Forberg Title: Authorized Signature

Per:	/s/ Brent Forberg
BRENT FORBERG

[Signature Page to Share Purchase Agreement]

2107537 ALBERTA LTD.
Per:	/s/ David Wootton
Name: David Wootton Title: Authorized Signature

1438385 ALBERTA LTD.
Per:	/s/ Roger Wolf
Name: Roger wolf Title: Authorized Signature

Per:	/s/ Stephen Forberg
STEPHEN FORBERG

Per:	/s/ Brad Taylor
BRAD TAYLOR

Per:	/s/ Curtis Harbinson
CURTIS HARBINSON

[Signature Page to Share Purchase Agreement]

Per:	/s/ Joey Jacobs
JOEY JACOBS

Per:	/s/ Abe Klassen
ABE KLASSEN

Per:	/s/ Bryan Zetter
BRYAN ZETTER

Per:	/s/ Steve Green
STEVE GREEN

Per:	/s/ Ian Shields
IAN SHIELDS

[Signature Page to Share Purchase Agreement]

Per:	/s/ Jim Lovin
JIM LOVIN

Per:	/s/ Nick Neurauter
NICK NEURAUTER

Per:	/s/ Brendon Grube
BRENDON GRUBE

Per:	/s/ Mark Olason
MARK OLASON

Per:	/s/ Dale Mandrusiak
DALE MANDRUSIAK

[Signature Page to Share Purchase Agreement]

Per:	/s/ Caren Steele
CAREN STEELE

Per:	/s/ Adam Dickson
ADAM DICKSON

Per:	/s/ Greg Dowell
GREG DOWELL

Per:	/s/ Roger Wolf
ROGER WOLF

Per:	/s/ David Wootton
DAVID WOOTTON

[Signature Page to Share Purchase Agreement]

Per:	/s/ Brian Allison
BRIAN ALLISON

Per:	/s/ Jamey Ramsey
JAMEY RAMSEY

Per:	/s/ Lyle Grube
LYLE GRUBE

Per:	/s/ Rory Moser
RORY MOSER

Per:	/s/ Burt Blondeau
BURT BLONDEAU

[Signature Page to Share Purchase Agreement]

Per:	/s/ Vijendra Prasad
VIJENDRA PRASAD

Per:	/s/ Heather Johnson
HEATHER JOHNSON

AGENT

(in its capacity as Agent)

INDUSTRIAL GROWTH PARTNERS V AIV L.P., by its general partner, IGP CAPITAL PARTNERS V AIV, LLC
Per:	/s/ Eric Heglie
Name: Eric Heglie Title: Manager

CORPORATION

(solely for the purposes of

Sections 2.9, 2.10(e) and 2.11)

1185641 B.C. LTD.

Per:	/s/ Stephen Forberg
Name: Stephen Forberg Title: Authorized Signature

[Signature Page to Share Purchase Agreement]

PURCHASER

TIW CANADA ULC
Per:	/s/ James Webster
Name: JAMES WEBSTER Title: VICE PRESIDENT AND SECRETARY

GUARANTOR

(solely for the purposes of

the Guarantor Provisions)

DRIL-QUIP, INC.

Per:	/s/ James Webster
Name: JAMES WEBSTER Title: VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY

[Exhibit D to Share Purchase Agreement]